Exhibit 10.37

EXECUTION VERSION

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

by and among

VIAWEST, INC.

VW ACQUISITION CORP.

CONSONUS TECHNOLOGIES, INC.

and

CONSONUS ACQUISITION CORP.

Dated as of October 1, 2010

ARTICLE V

COVENANTS

5.1 Employment Matters	26
5.2 Publicity	27
5.3 Confidentiality	27
5.4 Bulk Transfer Laws	27
5.5 Use of Certain Marks	27
5.6 Transition Services	28
5.7 Further Action	28
5.8 Non-Competition; Non-Solicitation; Restrictions on Use of Seller Marks	28
5.9 Tax Cooperation and Exchange of Information	29
5.10 Conveyance Taxes	29
5.11 Intentionally Omitted	29
5.12 Title Insurance	29
5.13 Collection of Receivables	29
5.14 Collection of Other Payments	29
5.15 Non-Assignable Assets	29
5.16 Severance Obligations	30
ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller	30
6.2 Indemnification by Buyer	30
6.3 Indemnification Procedure – Third Party Claims	31
6.4 Indemnification Procedure – Other Claims	31
6.5 Limitations	31
6.6 Offset of Seller Indemnification Obligations	33
6.7 Treatment of Indemnity Payments	33
6.8 West Data Center Property	33

ARTICLE VII

MISCELLANEOUS

7.1 Assignment; Binding Effect	33
7.2 Governing Law	34
7.3 Specific Performance; Consent to Jurisdiction	34
7.4 Waiver of Jury Trial	34
7.5 Notices	34
7.6 Expenses	35
7.7 Entire Agreement	35
7.8 Interpretation	35
7.9 Disclosure	35
7.10 Amendment and Waiver	35
7.11 Third-party Beneficiaries	35
7.12 Severability	35
7.13 Counterparts; Facsimile Signatures	35
7.14 Non-Recourse	35

Annexes and Exhibits:
Annex I	Seller Ancillary Agreements and Other Deliverables
Annex II	Buyer Ancillary Agreements and Other Deliverables

Exhibit A	Applicable Accounting Principles
Exhibit B	Assignment of Lease
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Deed
Exhibit E	Earn-Out Calculation
Exhibit F	Sample Calculation of Net Working Capital
Exhibit G	Transferred Employees
Exhibit H	West Data Center Action

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2010, by and among CONSONUS TECHNOLOGIES, INC., a Delaware corporation (“CTI”), CONSONUS ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of CTI (“Seller”), VIAWEST, INC., a Colorado corporation (“ViaWest”), and VW ACQUISITION CORP., a Delaware corporation, and a wholly-owned subsidiary of ViaWest (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of operating data centers and providing, among other things, collocation and its related management services, internet access, telecommunications, web-hosting, and network services to customers in Utah, Colorado and Ohio (as such business is conducted by Seller on the date hereof, the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase and obtain the assignment from Seller of, substantially all of Seller’s assets used or held in connection with or otherwise relating to the Business, and in connection therewith Buyer is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

WHEREAS, [*] has entered into that certain Limited Guaranty, dated as of the date hereof (the “Limited Guaranty”), with [*] and [*] (collectively, the “Limited Guarantors”), pursuant to which the Limited Guarantors, severally and not jointly, have agreed to guarantee certain obligations of [*] arising pursuant to this Agreement;

WHEREAS, Buyer, ViaWest, Seller and CTI have entered into that certain Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”), pursuant to which the parties thereto have agreed to provide each other with certain transition services relating to the Business;

WHEREAS, Knox Lawrence International, LLC, a Delaware limited liability company (“KLI”)  has entered into that certain Non-Competition Agreement, dated as of the date hereof (the “Non-Competition, Non-Solicitation and Confidentiality Agreement”), with Buyer, pursuant to which KLI has agreed to take and refrain from taking certain actions as set forth therein;

WHEREAS, CTI has entered into that certain Letter Agreement, dated as of the date hereof (the “CTI Letter Agreement”), with each of Buyer and ViaWest, pursuant to which CTI has agreed to cause Seller to retain and hold separate an amount of immediately available funds for a limited period of time following the Closing, all as set forth therein;

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions

.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Accounting Firm” shall have the meaning set forth in Section 2.5(c).

“Action” shall mean any litigation, claim, action, suit, charge, demand, arbitration, inquiry, audit, investigation or other similar proceeding.

“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Limited Guaranty, the Non-Competition, Non-Solicitation and Confidentiality Agreement and the CTI Letter Agreement.

“Applicable Accounting Principles” means the principles set forth in Exhibit A.

“Assets” means any asset, property or right of Seller, of every kind and description, that are used or held in connection with or otherwise relating to the Business, wherever located (including in the possession of third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of Seller, and all right, title, interest and claims therein.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(viii).

“Assigned Leases” shall have the meaning set forth in Section 2.1(a)(ii).

“Assignment of Lease” means the Assignment of Lease to be executed by Seller at the Closing with respect to each parcel of Leased Real Property listed on Section 3.11(b) of the Seller Disclosure Letter, substantially in the form of Exhibit B.

 “Authorizations” shall have the meaning set forth in Section 5.15.

“Balance Sheet Date” means December 31, 2009.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale to be executed by Seller at the Closing, substantially in the form of Exhibit C.

“Books and Records” means all of Seller’s books and records, whether in physical, electronic or other format, used or held in connection with or otherwise relating to the Purchased Assets, including (a) all corporate records, (b) executed copies of all of the Assigned Leases and the Assigned Contracts (to the extent in Seller’s possession), (c) all such documents related to equipment, product and other warranties pertaining to the Purchased Assets, (d) all technical information and data, maps, design layout records, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Entity, (including all backup information on which such filings are based) other than filings or records to the extent primarily related to Excluded Taxes, (f) all research and development reports, (g) all network, equipment, service level, trouble ticket, root-cause, customer care and operating logs, analyses and reports, (h) all financial and accounting records and all electronic mail records, (i) personnel records for Transferred Employees and (j) all catalogs, brochures, sales literature, creative, promotional or advertising materials; provided, that “Books and Records” shall not include Seller’s company seal, minute books, Organizational Documents, stock or equity record books or any records or any other documents to the extent primarily related to the Excluded Taxes or organization, capitalization or existence of Seller.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Salt Lake City, Utah or New York, New York.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 6.1.

“Capex Payable Amount” means the balance of all accounts payable relating to capital expenditures of Seller as of 11:59 p.m. Mountain Time on the date preceding the Closing Date, expressed as a positive number.

“Capital Expenditure Amount” means the sum of all capital expenditures incurred (whether as a current Liability or paid in cash) by Seller from and after January 1, 2010 and up to but excluding the Closing Date; provided, however, that in no event shall the Capital Expenditure Amount exceed One Million Dollars ($1,000,000).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Change of Control” shall have the meaning set forth in Section 5.8(c).

“Chosen Courts” shall have the meaning set forth in Section 7.3(b).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.3(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” shall have the meaning set forth in Section 5.3.

“Confidentiality Agreements” means all confidentiality or non-disclosure Contracts to which Seller is a party and pursuant to which Seller disclosed its confidential information to any third party.

“Contract” means any agreement, contract, obligation, indenture, instrument, lease, purchase order, license, note, bond, mortgage, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Copyrights” means all copyrights, including all registrations and applications to register the same, and all unregistered copyrights, including all software and related documentation.

“Covered Unresolved Indemnity Claim” shall have the meaning set forth in Section 2.7(i).

“Covered Unresolved Indemnity Claim Amount” shall have the meaning set forth in Section 2.7(i).

“CTI” shall have the meaning set forth in the Preamble of this Agreement.

“CTI Letter Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Customer Lists” means all lists, documents, records, written information, computer files and other computer readable media used or held in connection with or otherwise relating to the Business, concerning past, present or prospective customers of, or other purchasers of goods or services from, the Business.

“Deductible Amount” shall have the meaning set forth in Section 6.5(c)(i).

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by Seller at the Closing in order to convey to Buyer, Seller’s interest, if any, in such parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens, substantially in the form of Exhibit D.

“Definitive Capex Payable Amount” shall have the meaning set forth in Section 2.5(f).

“Definitive Capital Expenditure Amount” shall have the meaning set forth in Section 2.5(f).

“Definitive Closing Statement” shall mean (a) if Seller does not deliver a Dispute Notice within thirty (30) days after receipt of the Proposed Closing Date, the Proposed Closing Statement in accordance with Section 2.5(b) or (b) if Seller does deliver a Dispute Notice within thirty (30) days after receipt of the Proposed Closing Date, the revised closing statement delivered by Buyer in accordance with Section 2.5(d).

“Definitive Earn-Out Determination Report” shall mean (a) if Seller does not deliver an Earn-Out Objection within thirty (30) days after receipt of the Proposed Earn-Out Determination Report, the Proposed Earn-Out Determination Report in accordance with Section 2.7(b) or (b) if Seller does deliver an Earn-Out Objection within thirty (30) days after receipt of the Proposed Earn-Out Determination Report, the revised earn-out report delivered by Buyer in accordance with Section 2.7(d).

“Definitive Excess Severance Amount” shall have the meaning set forth in Section 2.5(f).

“Definitive Net Working Capital” shall have the meaning set forth in Section 2.5(f).

“Dispute Notice” shall have the meaning set forth in Section 2.5(b).

“Dispute Period” shall have the meaning set forth in Section 2.5(b).

“Domain Names” means all Internet domain names and URLs.

“Earn-Out Amount” means an amount as determined pursuant to Exhibit E.

“Earn-Out Determination Date” shall have the meaning set forth in Section 2.7(d).

“Earn-Out Dispute Period” shall have the meaning set forth in Section 2.7(b).

“Earn-Out Objection” shall have the meaning set forth in Section 2.7(b).

“Employee” means an employee of Seller or any of its Affiliates.

“Environmental Laws” means all applicable Laws relating to pollution or protection of the environment and human health and safety in so far as it may be affected by the release of or exposure to hazardous materials, including Laws related to the protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Materials, including the Occupational Safety and Health Act or any similar Law.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Interests” means any share capital, capital stock, partnership interest, limited liability company interest or any other equity or voting interest, or any security, bonds, notes, debentures or other evidence of Indebtedness convertible into or exchangeable for, or that have the right to vote on any matter with, any share capital, capital stock, partnership interest, limited liability company interest or any other equity interest, or any right, warrant, subscription, option or other Contract or understanding to acquire any of the foregoing, or any equity equivalents, stock appreciation, phantom stock, stock plans or similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is, or in the last six years has been, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code) or (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), any of which includes Seller.

“ERISA Affiliate Liability” means any Liability of CTI or Seller which arises under or relates to any Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA, the Coal Industry Retiree Health Benefit Act of 1992, as amended, or any other statute or regulation that imposes Liability on a so-called “controlled group” basis with or without reference to any provision of Sections 52(a) or 414 of the Code or Section 4001 of ERISA, including by reason of any of Seller’s affiliation with any of their respective ERISA Affiliates or Buyer being deemed a successor to any ERISA Affiliate of Seller.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Estimated Capex Payable Overage” means the excess, if any, of the Estimated Capex Payable Amount over the Target Capex Payable Amount.

“Estimated Capex Payable Shortfall” means the excess, if any, of the Target Capex Payable Amount over the Estimated Capex Payable Amount.

“Estimated Capital Expenditure Amount” shall have the meaning set forth in Section 2.3(b).

“Estimated Capital Expenditure Overage” means the excess, if any, of the Estimated Capital Expenditure Amount over the Target Capital Expenditure Amount.

“Estimated Capital Expenditure Shortfall” means the excess, if any, of the Target Capital Expenditure Amount over the Estimated Capital Expenditure Amount.

“Estimated Excess Severance Amount” shall have the meaning set forth in Section 2.3(b).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(b).

“Estimated Working Capital Deficit” means the excess, if any, of the Target Net Working Capital over the Estimated Net Working Capital.

“Estimated Working Capital Surplus” means the excess, if any, of the Estimated Net Working Capital over the Target Net Working Capital.

 “Excess Severance Amount” means an amount equal to fifty percent (50%) of the excess, if any, of the aggregate amount of Severance Obligations payable by Seller to Employees (of Seller only) over Two Hundred Fifty Thousand Dollars ($250,000).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Employee Liabilities” means each of the following:

(a) Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under any Plan (including, for the avoidance of doubt, any arrangement that provides severance-type or change-of-control benefits);

(b) any obligation to provide continuation coverage pursuant to COBRA under any Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to any Employees who do not become Transferred Employees, to former Employees, and to the Transferred Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs on or prior to the Closing Date;

(c) Liabilities resulting from any legal proceeding (i) with respect to any current or former Employee relating to his/her employment or termination of employment with Seller or its Affiliates, or (ii) with respect to an applicant with respect to potential employment with Seller; and

(d) any other Liabilities relating to any current or former Employees with respect to their employment or termination of employment with Seller and its Affiliates, including:  (i) all Liabilities in respect of Transferred Employees relating to periods ending on or prior to the Closing Date, (ii) any payments or entitlements that Seller or any of its Affiliates may owe or have promised to pay to any current or former Employee (whether or not such Employee becomes a Transferred Employee (including any Employee who does not accept an offer of employment with Buyer)), including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commission, post-employment medical or life obligations, pension contributions or benefits, Taxes or ERISA Affiliate Liability, (iii) any Liability relating to any employment agreement or contract, any former collective bargaining agreement, or the employment practices of Seller or any of its Affiliates on or prior to the Closing Date, (iv) any WARN Act Liabilities relating to actions of Seller or any of its Affiliates arising on or prior to the Closing Date, and (v) Liabilities under any workers compensation, labor, social welfare or similar Law, if any, including any such Liabilities arising out of or resulting from the Closing and/or the consummation of the transactions contemplated by this Agreement.

“Excluded Taxes” shall mean all Liabilities of any kind or nature relating to Taxes of Seller and, with respect to the Purchased Assets or the Business, for any period (or portion thereof) ending on or before the Closing Date (including any Liabilities, pursuant to any tax sharing agreement, tax indemnification or similar arrangement) and, except as provided otherwise in Section 5.10 of this Agreement, any Taxes (other than Taxes payable by Buyer) payable in connection with the transactions contemplated by this Agreement.

“Expenses” shall mean all out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates and equity holders) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under the HSR Act or other Laws, any filings with any Governmental Entity, obtaining any required third party consents and approvals and all other matters related to the Closing of the transactions contemplated by this Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall have the meaning set forth in Section 3.4.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency (including any quasi-governmental agency), commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Hazardous Materials” means any hazardous substance as defined by CERCLA, petroleum or petroleum-derived substance or waste, any pollutant, contaminant, or dangerous material or any constituent of any such substance or waste, the use, handling or disposal of which is defined by or regulated under Environmental Law.

“Inactive Employees” means Employees on a Seller-approved leave of absence as a result of military service, pregnancy or parental leave, disability leave, medical leave, jury duty or any leave provided under applicable Law and, in the case of leaves provided under applicable Law, is expected to return to work in the time permitted for such leave under applicable Law and, for any other leave, in accordance with the terms of such leave; provided, that such Employee’s leave shall not extend beyond the later of (a) one hundred eighty (180) days following the commencement of such leave and (b) sixty (60) days following the Closing Date.

“Indebtedness” means, with respect to any Person, without duplication:  (a) indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured; (b) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of such Person as lessee under any leases (or other arrangement conveying the right to use) of real or personal property, or combination thereof, which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of with respect to the deferred purchase price of property (including “earn-out” payments), (e) obligations in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar arrangements, (f) all accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date and (g) all obligations to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Insurance and Condemnation Proceeds” shall have the meaning set forth in Section 2.1(a)(x).

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” means all Trademarks, Patents, Copyrights, Trade Secrets, Domain Names and other intellectual property rights, whether registered or unregistered, as they exist anywhere in the world.

“Knowledge” means, when used in the context of Seller, all facts actually known after reasonable inquiry of Employees of Seller by the following Persons:  Nana Baffour, Rob Muir, Daniel Milburn and Keith Evans.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” shall have the meaning set forth in Section 3.11.

“Liability” means any and all Indebtedness, losses, claims, charges, demands, Actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any Contract, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, adverse claims of ownership or use, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Limited Guarantors” shall have the meaning set forth in the recitals to this Agreement.

“Limited Guaranty” shall have the meaning set forth in the recitals to this Agreement.

“Losses” means any claim, expense (including reasonable attorneys’ fees), damage, liability, loss, fines or penalties actually suffered or incurred.

“Material Adverse Effect” means any effect, event, fact, circumstance, condition, development or change that is, or is reasonably likely to be, individually or in the aggregate with all other effects, events, facts, circumstances, conditions, developments or changes, materially adverse to the business, results of operations or condition (financial or otherwise) of the Business, taken as a whole, other than any effect, event, fact, circumstance, condition, development or change to the extent (and only to the extent) resulting from, relating to or arising out of:  (a) general economic conditions in any of the markets or geographical areas in which Seller operates; (b) any change in economic conditions or the financial, credit, banking, currency or capital markets in general (whether in the United States or any other country or in any international market); (c) any conditions generally affecting the industry in which Seller operates; (d) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in Law or the authoritative interpretations thereof or in GAAP; (f) any failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period (as opposed to any changes or events underlying such failure, which, for the avoidance of doubt shall not be excluded); or (g) the announcement of, or performance of, this Agreement in accordance with its terms by reason relating solely to the identity of Buyer (provided, that the exception in this clause (g) shall not apply to the representations and warranties of Seller and CTI in Section 3.5), except, in the case of the foregoing clauses (a), (b), (c), (d) and (e) to the extent such effect, event, fact, circumstance, condition, development or change referred to therein has had, or is reasonably likely to have, a disproportionate adverse impact on the Business, taken as a whole, relative to other similarly situated businesses in the industries and markets in which Business is conducted.

“Material Business Customer” shall have the meaning set forth in Section 3.22(a).

“Material Vendor” shall have the meaning set forth in Section 3.24(a).

“Maximum Amount” shall have the meaning set forth in Section 6.5(c)(iv).

“Net Earn-Out Amount” shall have the meaning set forth in Section 2.7(e).

“Net Working Capital” means the Working Capital Assets of Seller less the Working Capital Liabilities of Seller as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date in each case calculated in accordance with the Applicable Accounting Principles.  Attached hereto as Exhibit F, for illustrative purposes, is a sample calculation of Net Working Capital.

“Non-Assignable Assets” shall have the meaning set forth in Section 5.15.

“Non-Competition, Non-Solicitation and Confidentiality Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Non-Recourse Persons” shall have the meaning set forth in Section 7.14.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, by way of example and not limitation, any certificate and/or articles of incorporation, certificate of formation, memorandum of association, articles of association, constitutional documents, by-laws, partnership agreement, limited partnership agreement, limited liability company agreement and operating agreement).

“Owned Real Property” shall have the meaning set forth in Section 3.11(a).

“Patents” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

“Permits” shall have the meaning set forth in Section 3.15.

“Permitted Lien” means (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) easements, rights-of-way, encroachments, covenants, conditions, restrictions and other non-monetary encumbrances of record and any other matters not of record which would be disclosed by a current accurate survey or a personal inspection of the Real Property, (iii) Liens imposed or promulgated by Laws with respect to the Real Property and improvements, including zoning regulations, which are not violated by the current use, occupancy or operation of the Real Property, (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance, or other social security programs, (v) Liens incurred or deposits made in the ordinary course of business consistent with past practice to secure the performance of bids, statutory obligations, surety or other bonds, Contracts with Governmental Entities and similar obligations, and (vi) any Liens that are excluded or excepted from coverage under Buyer’s title insurance policy obtained in connection with Buyer’s acquisition of the Real Property, or if Buyer elects not to obtain a title insurance policy on any Real Property, any Liens that are excluded or excepted from coverage under Buyer’s title insurance commitment obtained in connection with Buyer’s acquisition of the Real Property for such Real Property.

“Person” means an association, a corporation, an individual, a partnership, a joint venture, a limited liability company, a trust, a labor union, or any other entity or organization (whether or not incorporated), including a Governmental Entity.

“Pipeline Customers” shall have the meaning set forth in Section 5.8(b).

“Plans” shall have the meaning set forth in Section 3.16(a).

“Post-Closing Collection Amounts” shall have the meaning set forth in Section 5.14.

“Pre-Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Pre-Existing Environmental Condition” means the environmental condition at the West Data Center as described in Section 1.1(a) of the Seller Disclosure Letter.

“Privileged Information” shall have the meaning set forth in Section 2.5(b).

“Proposed Closing Statement” shall have the meaning set forth in Section 2.5(a).

“Proposed Earn-Out Determination Report” shall have the meaning set forth in Section 2.7(a).

“Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Purchased Assets” shall have meaning set forth in Section 2.1(a).

“Questar APA” means that certain Asset Purchase Agreement, dated as of May 31, 2005, by and between Consonus, Inc. (or any successor thereto) and Seller.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising from the conduct of the Business, whether or not reflected on Seller’s balance sheet, together with any unpaid financing charges accrued thereon.

“Reconciling Adjustment Amount” shall have the meaning set forth in Section 2.5(f).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Representatives” means, with respect to a Person, all directors, officers, employees, advisors, attorneys and accountants and other representatives.

“Required Consent” means each consent or approval set forth in Section 1.1(b) of the Seller Disclosure Letter.

“Required Governmental Approvals” shall have the meaning set forth in Section 3.4.

“SEC” means the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller’s Contact Person” shall have the meaning set forth in Section 2.7(j).

“Seller Data Room” shall have the meaning set forth in Section 3.1.

“Seller Disclosure Letter” shall have the meaning set forth in Article III hereof.

“Seller Indemnitees” shall have the meaning set forth in Section 6.2.

“Seller Intellectual Property” means the Intellectual Property owned by, or licensed from third parties to, Seller.

“Seller Leases” shall have the meaning set forth in Section 3.11(b).

“Seller Marks” shall have the meaning set forth in Section 5.5.

“Seller Only Customers” means, as of the date hereof, all customers or clients of Seller (including all Pipeline Customers) that are not customers or clients of CTI or any of CTI’s Affiliates (other than Seller).

“Severance Obligations” means those obligations of Seller to pay an Employee of Seller (to the extent such Employees of Seller are identified on Section 1.1(c) of the Seller Disclosure Letter) (a) accrued severance payments, (b) accrued payroll obligations, (c) accrued bonus, (d) accrued vacation and (e) other accrued payment obligations, all as set forth on Section 1.1(c) of the Seller Disclosure Letter; provided that the obligations described in clause (a) shall not be included as “Severance Obligations” with respect to any Employee that is a Transferred Employee to the extent such payments are not payable; provided, further that in no event shall any obligations described in clause (a) with respect to James Edwards and Jeffery Peterson be included as “Severance Obligations.”

“Special Representations and Warranties” shall have the meaning set forth in Section 6.5(c).

“Specified Company Contracts” shall have the meaning set forth in Section 3.11(a).

“Subsidiary” of any Person means, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tangible Property” means all furniture, office equipment, furnishings, fixtures, vehicles, equipment (including testing and maintenance equipment), machinery, computers, tools, electronic devices, power supplies, wires, cabling, conduits, hardware, spare parts, supplies, inventory, other physical assets (other than real property) and other tangible personal property used or held in connection with the Business, wherever located.

“Target Capex Payable Amount” means $196,280.

“Target Capital Expenditure Amount” means $812,950.

“Target Net Working Capital” means negative $207,537.

“Tax” means (a) any and all foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, fee, assessment or charge imposed by any Governmental Entity, including any interest, addition of Tax or penalties related thereto, (b) any and all Liability for the payment of any items described in clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to such group and (c) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any items described in clause (a) or (b).

“Tax and Environmental Representations and Warranties” shall have the meaning set forth in Section 6.5(c).

“Tax Return” means any return, report, declaration, information return, claim for refund, election, disclosure, estimate or other document required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 6.3(a).

“Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information.

“Trademarks” means all U.S. and foreign trademarks, service marks and trade names, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transferred Employee” shall have the meaning set forth in Section 5.1(a).

“Transferred Intellectual Property” means that Intellectual Property listed as such on Section 3.17(b)(i) of the Seller Disclosure Letter.

“Transferred IP Agreements” means those IP Agreements listed as such on Section 3.17(b)(i) of the Seller Disclosure Letter.

“Transition Services Agreement” shall have the meaning set forth in the recitals to this Agreement.

“ViaWest” shall have the meaning set forth in the Preamble of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988 or any similar law.

“Working Capital Assets” has the meaning set forth in the Applicable Accounting Principles.

“Working Capital Liabilities” has the meaning set forth in the Applicable Accounting Principles.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Assets

.

(a) Subject to Section 5.15, upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase and obtain the assignment from Seller of, all of Seller’s right, title and interest in and to all of the Assets owned by Seller, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following but excluding the Excluded Assets:

(i) the Owned Real Property listed on Section 3.11(a) of the Seller Disclosure Letter;

(ii) the leases listed on Section 3.11(b) of the Seller Disclosure Letter (the “Assigned Leases”);

(iii) the Tangible Property listed on Section 2.1(a)(iii) of the Seller Disclosure Letter;

(iv) the Receivables;

(v) the Books and Records;

(vi) the Customer Lists and all of the goodwill associated with the Business and the Purchased Assets;

(vii) the Transferred Intellectual Property and the Transferred IP Agreements;

(viii) the rights of Seller under the Contracts listed on Section 2.1(a)(viii) of the Seller Disclosure Letter (the “Assigned Contracts”);

(ix) the municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller in connection with the Business, to the extent transferable;

(x) except as listed on Section 2.1(a)(x) of the Seller Disclosure Letter, all rights of Seller with respect to insurance or awards in condemnation, in each case to the extent relating to the Purchased Assets, including all insurance and condemnation proceeds (A) received or receivable after the Closing in respect of Assumed Liabilities or (B) received or receivable in respect of any asset damaged, lost or condemned prior to the Closing and which, if not so damaged, lost or condemned, would have been a Purchased Asset (collectively, “Insurance and Condemnation Proceeds”);

(xi) except as listed on Section 2.1(a)(xi) of the Seller Disclosure Letter, all rights under warranties, representations and guaranties made by suppliers, manufacturers and contractors relating to the Purchased Assets or the Business;

(xii) except as listed on Section 2.1(a)(xii) of the Seller Disclosure Letter, all rights of Seller in connection with any Action against any third party relating to the Business or the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(xiii) the Confidentiality Agreements;

(xiv) all other current assets of the Company, other than cash and cash equivalents, securities, and negotiable instruments of Seller on hand, in lock boxes, in financial institutions or elsewhere, other than the Insurance and Condemnation Proceeds; and

(xv) all other assets listed on Section 2.1(a)(xv) of the Seller Disclosure Letter.

(b) Notwithstanding anything in Section 2.1(a) to the contrary, the Purchased Assets shall exclude the following Assets of Seller (the “Excluded Assets”):

(i) the Purchase Price;

(ii) all cash and cash equivalents, securities, and negotiable instruments of Seller on hand, in lock boxes, in financial institutions or elsewhere, other than the Insurance and Condemnation Proceeds;

(iii) any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(iv) Seller’s company seal, minute books, Organizational Documents and stock or equity record books and any other books and records that pertain primarily to the organization, capitalization or existence of Seller, and any other records or materials relating to Seller generally and not involving or related to the Purchase Assets or operation of the Business;

(v) the Seller Marks, Domain Names and any other Seller Intellectual Property not included in the Transferred Intellectual Property, as identified in Section 2.1(b)(v) of the Seller Disclosure Letter;

(vi) all rights of Seller under this Agreement and the Ancillary Agreements;

(vii) Tax Returns of Seller (and related workpapers), other than those or any portions thereof relating to the Purchased Assets;

(viii) all current and prior insurance policies of Seller, other than the Insurance and Condemnation Proceeds;

(ix) any receivables due from Affiliates;

(x) the Tangible Property listed on Section 2.1(b)(x) of the Seller Disclosure Letter;

(xi) the Contracts listed on Section 2.1(b)(xi) of the Seller Disclosure Letter;

(xii) prepayment of management fees payable by Seller to KLI; and

(xiii) all other assets identified on Section 2.1(b)(xiii) of the Seller Disclosure Letter.

2.2 Assumption and Exclusion of Liabilities

(a) Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall, by executing and delivering, at the Closing, the Assumption Agreement, assume, and agree to pay, perform and discharge when due, the following (and only the following) Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i) all Liabilities of Seller, to the extent that such Liabilities are included in the calculation of Definitive Net Working Capital and set forth in the Pre-Closing Statement and the Definitive Closing Statement;

(ii) all Liabilities of Seller under the Assigned Leases and the Assigned Contracts related to any period commencing on or following the Closing Date;

(iii) all Taxes relating to the Purchased Assets or the Business other than Excluded Taxes;

(iv) all Liabilities with respect to the Transferred Employees to the extent arising after the Closing Date;

(v) all Liabilities relating to any Release of Hazardous Materials or violations of Environmental Laws, in each case, to the extent first arising or occurring after the Closing Date (excluding, for the avoidance of doubt, all Liabilities relating to any passive migration of Hazardous Materials Released on or prior to the Closing Date);

(vi) all Liabilities (including any Actions) related to or arising out of Buyer’s conduct of the Business or ownership of the Purchased Assets after the Closing Date; and

(vii) all other Liabilities identified on Section 2.2(a)(vii) of the Seller Disclosure Letter.

(b) Notwithstanding anything to the contrary in this Agreement, other than the Assumed Liabilities, Buyer shall not assume or be liable for any Liabilities of Seller or otherwise related to the Purchased Assets or the Business (collectively, the “Excluded Liabilities”), which Liabilities shall be retained by and remain obligations of Seller to be satisfied and discharged by Seller in accordance with their terms, including the following Excluded Liabilities:

(i) all Liabilities relating to or arising out of the Excluded Assets;

(ii) all Liabilities of Seller that are not Assumed Liabilities;

(iii) Excluded Taxes;

(iv) all Liabilities related to or arising out of (A) any real property lease or sublease not included in the Purchased Assets and (B) any Contract not included in the Purchased Assets;

(v) all Liabilities related to or arising out of any Assigned Lease or Assigned Contract to the extent such Liability relates to or arises out of the time period prior to the Closing Date (notwithstanding anything to the contrary in any consent to assignment or other Contract entered into by Buyer and/or ViaWest with any landlord in connection with the assignment of any such Assigned Lease) except to the extent that such Liabilities are included in the calculation of Definitive Net Working Capital and set forth in the Pre-Closing Statement and the Definitive Closing Statement;

(vi) all Liabilities of Seller pursuant to this Agreement or any other Ancillary Agreement (including Liabilities with respect to payment of expenses or indemnification);

(vii) Liabilities related to CTI’s withdrawn initial public offering;

(viii) all Liabilities for or in connection with any products sold or services provided by Seller, including product liability claims or Actions and warranty, repair and other obligations, arising out of the operation of the Business prior to the Closing (other than ordinary course repair or warranty obligations for which appropriate reserves have been established and included in the calculation of Definitive Net Working Capital and set forth in the Pre-Closing Statement and the Definitive Closing Statement, but only to the extent of such reserves);

(ix) all Liabilities relating to workers’ compensation claims and occupational health claims against Seller or its Affiliates for accidents or injuries occurring prior to the Closing;

(x) all Liabilities (including any future Actions) related to or arising out of Seller’s conduct of the Business or ownership of the Purchased Assets prior to the Closing Date except to the extent such Liabilities are included in the calculation of Definitive Net Working Capital and set forth in the Pre-Closing and the Definitive Closing Statement;

(xi) all Liabilities of Seller to any of its Affiliates;

(xii) all Liabilities arising under Environmental Laws to the extent relating to, arising out of or resulting from the operation of the Business, the ownership of the Purchased Assets,  or any Release of Hazardous Materials, in each case, on or prior to the Closing Date, and all Liabilities relating to any passive migration of Hazardous Materials Released on or prior to the Closing Date;

(xiii) all Excluded Employee Liabilities, including all Severance Obligations that are not included in the Excess Severance Amount; and

(xiv) all Liabilities identified on Section 2.2(b)(xiv) of the Seller Disclosure Letter.

2.3 Closing Date Purchase Price; Pre-Closing Statement

(a) Closing Date Purchase Price.  The term “Closing Date Purchase Price” means the sum of: (i) $43,500,000.00, plus (ii) the Estimated Working Capital Surplus, if any, minus (iii) the amount of the Estimated Working Capital Deficit, if any, plus (iv) the Estimated Capital Expenditure Overage, if any, minus (v) the Estimated Capital Expenditure Shortfall, if any, minus (vi) the Estimated Capex Payable Overage, if any, plus (vii) the Estimated Capex Payable Shortfall, if any, plus (viii) the Estimated Excess Severance Amount, if any.  The term “Purchase Price” means the Closing Date Purchase Price as finally adjusted pursuant to Sections 2.5 and 2.7.

(b) Pre-Closing Statement.  Prior to the date hereof, Seller has previously delivered to Buyer a certificate executed by an executive officer of Seller (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate of:  (i) Net Working Capital (the estimate set forth in the Pre-Closing Statement, the “Estimated Net Working Capital”); (ii) the Capital Expenditure Amount (the estimate set forth in the Pre-Closing Statement, the “Estimated Capital Expenditure Amount”); (iii) the Capex Payable Amount (the estimate set forth in the Pre-Closing Statement, the “Estimated Capex Payable Amount”); and (iv) the Excess Severance Amount (the estimate set forth in the Pre-Closing Statement, the “Estimated Excess Severance Amount”) together with supporting documentation for such estimates and any additional information reasonably requested by Buyer.  The Pre-Closing Statement was prepared in accordance with the Applicable Accounting Principles and based on the books and records of Seller and accompanied by a certification of Seller’s Executive Chairman to the effect that the Pre-Closing Statement has been so prepared.

2.4 Closing

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, at 10:00 a.m., Eastern time, on the date hereof (the “Closing Date”).

(b) Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) the Bill of Sale and Assignment and Assumption Agreement, the Deeds, each Assignment of Lease and such other instruments, in form and substance reasonably satisfactory to Buyer, in each case duly executed by Seller, as shall be sufficient to vest good and marketable title to the Purchased Assets in the name of Buyer, free and clear of all Liens, other than Permitted Liens, and to evidence such transfer on the public records;

(ii) a copy of each Required Consent in form and substance reasonably satisfactory to Buyer;

(iii) originals (to the extent available) of all of the Books and Records included in the Purchased Assets; provided, however, that the Company may retain (A) copies of any Books and Records that the Seller is reasonably likely to need for complying with requirements of law; (B) copies of any Books and Records that Seller is reasonably likely to need in connection with the disclosure set forth on Section 2.1(a)(x), (xi) and (xii) of the Seller Disclosure Letter, and (C) copies of any Books and Records that in the reasonable opinion of Seller will be required in connection with the performance of its obligations under this Agreement or any of the Ancillary Agreements;

(iv) copies of notices to each landlord of the Leased Real Property advising such landlords of the closing of the transactions contemplated by this Agreement and the assignment of the Assigned Leases to the extent required by the Assigned Leases and directing such landlords to send any future notices under the Assigned Leases to Buyer at the addresses and facsimile numbers set forth in Section 7.5, letters from each landlord of the Leased Real Property indicating that Seller has paid all amounts required to be paid by it as of the Closing Date to such landlord under the applicable lease and, to the extent available, originally executed copies of each Assigned Lease;

(v) a power of attorney sufficient to enable Buyer to collect the Receivables to which Buyer is entitled, including the endorsement of any payments made by any customer of the Business;

(vi) all Ancillary Agreements and other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement as set forth on Annex I; and

(vii) a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations.

(c) Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered:

(i) To Seller, the Closing Date Purchase Price, in cash, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to Closing;

(ii) executed counterparts of the Bill of Sale and Assignment and Assumption Agreement, each Assignment of Lease and such other instruments, in form and substance satisfactory to Seller, in each case duly executed by Buyer, as shall be sufficient to effect the assumption by Buyer of the Assumed Liabilities and to evidence such assumption on the public records; and

(iii) to Seller, all Ancillary Agreements and other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement as set forth on Annex II.

2.5 Closing Date Purchase Price Reconciliation

(a) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a certificate executed by an executive officer of Buyer (the “Proposed Closing Statement”) setting forth Buyer’s determination of: (i) Net Working Capital, (ii) the Capital Expenditure Amount, (iii) the Capex Payable Amount, (iv) the Excess Severance Amount and (v) the Reconciling Adjustment Amount, together with any supporting documentation for the Proposed Closing Statement (which shall be no less detailed than Seller provided for the Pre-Closing Statement) and any additional information that Seller may reasonably request.  The Proposed Closing Statement shall be prepared in accordance with the Applicable Accounting Principles and based on the books and records of the Business and shall be accompanied by a certification of Buyer’s Chief Financial Officer to the effect that the Proposed Closing Statement has been so prepared.

(b) Seller shall review the Proposed Closing Statement following receipt thereof.  If Seller disagrees with the Proposed Closing Statement, Seller shall notify Buyer in writing of such disagreement (a “Dispute Notice”) within thirty (30) days after receipt of the Proposed Closing Statement, which Dispute Notice shall specify in reasonable detail the items and amounts in dispute.  If Seller does not deliver a Dispute Notice within such thirty (30) day period, then the Proposed Closing Statement shall be automatically deemed to be the Definitive Closing Statement, which shall be final, conclusive and binding upon all parties.  For a period of thirty (30) days following Buyer’s receipt of a Dispute Notice (the “Dispute Period”), Representatives of Buyer and Seller shall use their reasonable best efforts to resolve all disagreements with respect to the Proposed Closing Statement set forth in such Dispute Notice through the joint consultation of Buyer and Seller.  For purposes of evaluating the Proposed Closing Statement, Buyer shall provide reasonable access to Seller and its accountants and other Representatives upon advance notice and during normal business hours to any financial information created or used in connection with the preparation of the Proposed Closing Statement; provided that in no event shall Seller and its accountants and other Representatives have access to any information that, based on advice of Buyer’s counsel, would reasonably be expected to constitute a waiver of the attorney-client privilege or other privilege under applicable Law (the “Privileged Information”), and shall otherwise reasonably cooperate and assist Seller and its accountants and other Representatives to analyze the Proposed Closing Statement.  After such thirty (30) day period, any item or matter set forth in the Proposed Closing Statement that is not then in dispute between Buyer and Seller shall become final, conclusive and binding upon all parties.

(c) If Buyer and Seller are unable to resolve all of their disputes with respect to the Proposed Closing Statement within thirty (30) days after Buyer receives the Dispute Notice, then any remaining disputes (and only such remaining disputes) shall be resolved by Deloitte & Touche LLP or if Deloitte & Touche LLP is not available for such assignment, such other nationally recognized accounting firm upon which Buyer and Seller shall reasonably agree (the “Accounting Firm”).  The Accounting Firm shall be instructed to render a determination of the applicable dispute(s) within thirty (30) days after referral of the matter to the Accounting Firm, which determination shall be in writing and shall set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto, and the parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the items in  dispute that were included in the Dispute Notice were prepared in accordance with the Applicable Accounting Principles and the terms of this Agreement and the Accounting Firm shall determine, on such basis, whether and to what extent the Proposed Closing Statement requires adjustment.  The Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or the Pre-Closing Statement is or was correct.  The Accounting Firm’s decisions shall be based solely on presentations by Buyer and Seller and their respective Representatives (it being understood that Buyer shall not use any of the Privileged Information in such presentation unless it provides such Privileged Information to Seller within a reasonable time prior to the expiration of the Dispute Period), and not by independent review, and the Accounting Firm shall only address those issues in dispute specifically set forth on the Dispute Notice.  In resolving any disputed item, the Accounting Firm shall not assign a value to any item that is greater than the greatest value for such item claimed by either party or that is less than the smallest value for such item claimed either party.  The costs, fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.  For example, if Seller challenges the calculation of the Proposed Closing Statement by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Firm determines that Seller has a valid claim for only Forty Thousand Dollars ($40,000), Buyer shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and Seller shall bear the other sixty percent (60%) of such fees and expenses.

(d) Buyer shall revise the Proposed Closing Statement and the calculation of the Reconciling Adjustment Amount as appropriate to reflect the resolution of Seller’s objections (as agreed upon by Buyer and Seller or as determined by the Accounting Firm) and deliver it to Seller within five (5) Business Days after the resolution of such objections.  Such revised statement shall be the Definitive Closing Statement, which shall be final, conclusive and binding upon all parties.

(e) Reconciling Adjustment Amount.

(i) If the Reconciling Adjustment Amount is positive, ViaWest shall pay, or cause to be paid, to Seller the Reconciling Adjustment Amount by wire transfer of immediately available funds within five (5) Business Days after the Definitive Closing Statement shall have become final, conclusive and binding to an account designated by Seller.

(ii) If the Reconciling Adjustment Amount is negative, Seller shall pay, or cause to be paid, to Buyer the absolute value of the Reconciling Adjustment Amount by wire transfer of immediately available funds within five (5) Business Days after the Definitive Closing Statement shall have become final, conclusive and binding to an account designated by Buyer.

(iii) If the Reconciling Adjustment Amount is equal to zero, no payment shall be made by any party pursuant to this Section 2.5 (other than in respect of costs, fees and expenses of the Accounting Firm, as applicable).

(f) The term “Reconciling Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the amount, if any, by which Net Working Capital set forth in the Definitive Closing Statement (“Definitive Net Working Capital”) is greater than Estimated Net Working Capital, minus (ii) the amount (expressed as a positive number), if any, by which Definitive Net Working Capital is less than Estimated Net Working Capital, plus (iii) the amount, if any, by which the Capital Expenditure Amount set forth in the Definitive Closing Statement (“Definitive Capital Expenditure Amount”) is greater than the Estimated Capital Expenditure Amount, minus (iv) the amount (expressed as a positive number), if any, by which Definitive Capital Expenditure Amount is less than the Estimated Capital Expenditure Amount, minus (v) the amount (expressed as a positive number), if any, by which the Capex Payable Amount set forth in the Definitive Closing Statement (“Definitive Capex Payable Amount”) is greater than the Estimated Capex Payable Amount, plus (vi) the amount, if any, by which the Definitive Capex Payable Amount is less than the Estimated Capex Payable Amount, plus (vii) the amount, if any, by which the Excess Severance Amount set forth in the Definitive Closing Statement (“Definitive Excess Severance Amount”) is greater than the Estimated Excess Severance Amount, minus (viii) the amount (expressed as a positive number), if any, by which the Definitive Excess Severance Amount is less than the Estimated Excess Severance Amount.

2.6 Allocation of Purchase Price

Within one hundred twenty (120) days following the Closing Date, Seller shall deliver to Buyer (after reasonable consultation with Buyer) a schedule setting forth a proposed allocation, in accordance with applicable Law, of the Purchase Price (including Assumed Liabilities assumed by Buyer to the extent such Assumed Liabilities constitute part of the Purchase Price for Tax purposes) among the Purchased Assets.  If Buyer disagrees with the proposed allocation, Buyer shall notify Seller in writing of such disagreement within thirty (30) days after receipt of the proposed allocation.  For a period of thirty (30) days following Seller’s receipt of any such notification, Representatives of Buyer and Seller shall use their reasonable best efforts to resolve all disagreements with respect to the proposed allocation through the joint consultation of Buyer and Seller.

2.7 Earn-Out

(a) Not later than February 1, 2012, Buyer shall prepare and deliver to Seller a report (the “Proposed Earn-Out Determination Report”), together with reasonable supporting documentation, setting forth the calculation of the Earn-Out Amount in accordance with Exhibit E accompanied by a certification of Buyer’s Chief Financial Officer to the effect that the Proposed Earn-Out Determination Report has been so prepared.

(b) Seller shall review the Proposed Earn-Out Determination Report following receipt thereof.  If Seller disagrees with the Proposed Earn-Out Determination Report, Seller shall notify Buyer in writing of such disagreement (an “Earn-Out Objection”) within thirty (30) days after receipt of the Proposed Earn-Out Determination Report, which Earn-Out Objection shall specify in reasonable detail the items and amounts in dispute.  Within five (5) Business Days of Seller’s delivery of an Earn-Out Objection, if any, and/or of Seller’s delivery of a notice that all or any amounts are not in dispute, ViaWest shall pay, or cause to be paid, to Seller, the non-disputed Net Earn-Out Amount (if any) by wire transfer of immediately available funds to an account designated by Seller.  If Seller does not deliver an Earn-Out Objection within such thirty (30) day period, then the Proposed Earn-Out Determination Report shall be automatically deemed to be the Definitive Earn-Out Determination Report, which shall be final, conclusive and binding upon all parties.  For a period of thirty (30) days following Buyer’s receipt of an Earn-Out Objection (the “Earn-Out Dispute Period”), Representatives of Buyer and Seller shall use their reasonable best efforts to resolve all disagreements with respect to the Earn-Out Report set forth in such Earn-Out Objection through the joint consultation of Buyer and Seller.  After such thirty (30) day period, any item or matter set forth in the Proposed Earn-Out Determination Report that is not then in dispute between Buyer and Seller shall become final, conclusive and binding upon all parties.

(c) If Buyer and Seller are unable to resolve all of their disputes with respect to the Earn-Out Report within thirty (30) days after Buyer receives the Earn-Out Objection, then any remaining disputes (and only such remaining disputes) shall be resolved by the Accounting Firm, and, within five (5) Business Days, ViaWest shall pay, or cause to be paid, to Seller, the non-disputed Net Earn-Out Amount (if any) by wire transfer of immediately available funds to an account designated by Seller.  The Accounting Firm shall be instructed to render a determination of the applicable dispute(s) within thirty (30) days after referral of the matter to the Accounting Firm, which determination shall be in writing and shall set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto, and the parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the items in  dispute that were included in the Earn-Out Objection were prepared in accordance Exhibit E.  The Accounting Firm’s decisions shall be based solely on presentations by Buyer and Seller and their respective Representatives (it being understood that Buyer shall not use any of the Privileged Information in such presentation unless it provides such Privileged Information to Seller within a reasonable time prior to the expiration of the Earn-Out Dispute Period), and not by independent review, and the Accounting Firm shall only address those issues in dispute specifically set forth on the Earn-Out Objection.  In resolving any disputed item, the Accounting Firm shall not assign a value to any item that is greater than the greatest value for such item claimed by either party or that is less than the smallest value for such item claimed either party.  The costs, fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller in accordance with the final two sentences of Section 2.5(c).

(d) Buyer shall revise the Proposed Earn-Out Determination Report and the calculation of the Earn-Out Amount as appropriate to reflect the resolution of Seller’s objections (as agreed upon by Buyer and Seller or as determined by the Accounting Firm), which shall be final, conclusive and binding upon all parties and deliver it to Seller within five (5) Business Days after the resolution of such objections.  Such revised report shall be the Definitive Earn-Out Determination Report, which shall be final, conclusive and binding upon all parties.  The date the Definitive Earn-Out Determination Report is delivered by Buyer to Seller in accordance with Section 2.7(b) or this Section 2.7(d), as applicable, shall be the “Earn-Out Determination Date.”

(e) Within five (5) Business Days of the Earn-Out Determination Date, ViaWest shall pay, or cause to be paid, to Seller, the Net Earn-Out Amount not already paid to Seller (if any) by wire transfer of immediately available funds to an account designated by Seller.  The term “Net Earn-Out Amount” means the excess (if any) of the Earn-Out Amount over the sum of (without duplication) (i) the absolute value of the Reconciling Adjustment Amount (if any) payable by Seller to Buyer pursuant to Section 2.5(e)(ii) that has not been paid as of the Earn-Out Determination Date, (ii) the aggregate amount (if any) of indemnity claims made by Buyer Indemnitees and finally determined pursuant to the terms of Article VI and not paid (whether pursuant to Seller’s right of offset under Section 6.6 or otherwise) as of the Earn-Out Determination Date and (iii) the aggregate amount of unresolved disputed indemnity claims made by Buyer Indemnitees pursuant to the terms of Article VI as of the Earn-Out Determination Date.

(f) To the extent that any Covered Unresolved Indemnity Claim is, following the Earn-Out Determination Date, finally determined, pursuant to the terms of Article VI, to be payable to the applicable Buyer Indemnitees, then, to such extent, no payment shall be made by either ViaWest or Seller, and within five (5) Business Days following the final determination of such indemnity claim, ViaWest shall pay, or cause to be paid, to Seller any excess amounts held back by wire transfer of immediately available funds to an account designated by Seller.  To the extent that any Covered Unresolved Indemnity Claim is, following the Earn-Out Determination Date, finally determined, pursuant to the terms of Article VI, not to be payable to the applicable Buyer Indemnitees, then, within five (5) Business Days following the final determination of such indemnity claim, ViaWest shall pay, or cause to be paid, to Seller the amount of such claim by wire transfer of immediately available funds to an account designated by Seller.

(g) If, as of June 30, 2012, any Covered Unresolved Indemnity Claims are then unresolved, not later than July 1, 2012, ViaWest shall pay, or cause to be paid, to the Escrow Agent an amount equal to the aggregate amount of such claims.  To the extent that, following the date of such payment, any Covered Unresolved Indemnity Claim is finally determined, pursuant to the terms of Article VI, to be payable to the applicable Buyer Indemnitees, then, within five (5) Business Days following the final determination of such indemnity claim, the Escrow Agent shall release to Buyer the amount of such claim determined to be owed to Buyer from the escrow and shall release the remaining amount of such Covered Unresolved Indemnity Claim to Seller from the escrow.  To the extent that, following the date of such payment, any Covered Unresolved Indemnity Claim is finally determined, pursuant to the terms of Article VI, not to be payable to the applicable Buyer Indemnitees, then, within five (5) Business Days following the final determination of such indemnity claim, the Escrow Agent shall release to Seller the amount of such claim from the escrow.  At such time as there are no Covered Unresolved Indemnity Claims pending, the Escrow Agent shall immediately release to Seller any amounts remaining in escrow upon receipt of a joint written notice by Buyer and Seller, which notice shall not be unreasonably withheld or delayed by either party.

(h) At any time prior to the Earn-Out Determination Date, ViaWest may elect to deposit into escrow an amount equal to the excess (if any) of Eight Million Five Hundred Thousand Dollars ($8,500,000) over the sum of (without duplication) (i) the absolute value of the Reconciling Adjustment Amount (if any) payable by Seller to Buyer pursuant to Section 2.5(e)(ii) that has not been paid as of such date and (ii) the aggregate amount (if any) of indemnity claims made by Buyer Indemnitees and finally determined pursuant to the terms of Article VI and not paid (whether pursuant to Seller’s right of offset under Section 6.6 or otherwise) as of such date.  Following the date of such deposit (as applicable), any amounts payable by ViaWest to Seller pursuant to this Section 2.7 shall instead be released from the escrow.  Upon the earlier of (A) promptly following written notice by ViaWest of its election to

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

deposit an amount into escrow pursuant to first sentence of this Section 2.7(h) and (B) June 30, 2012, if any Covered Unresolved Indemnity Claims are then unresolved, Buyer and Seller shall enter into an escrow agreement with the Escrow Agent, which shall contain customary terms and provisions, all in accordance with this Section 2.7.  Buyer and Seller shall cooperate in good faith to take any additional actions necessary or appropriate to effectuate the provisions of this Section 2.7(h).

(i) The term “Covered Unresolved Indemnity Claim Amount” means the excess (if any) of the Earn-Out Amount over the sum of (without duplication) the amounts described in clauses (i) and (ii) of the definition of “Net Earn-Out Amount”. The term “Covered Unresolved Indemnity Claim” means each unresolved disputed indemnity claim (or portion thereof) made by Buyer Indemnitees pursuant to the terms of Article VI as of the Earn-Out Determination Date up to the Covered Unresolved Indemnity Claim Amount.

(j) Prior to the December 31, 2011, Buyer and a designated contact person of Seller (“Seller’s Contact Person”, who shall initially be Daniel Milburn) shall communicate in good faith regarding any Earn-Out Customer renewals and, to the extent requested by either Buyer or Seller’s Contact Person, shall participate in conference calls, not more frequently than twice per calendar month, in order to facilitate such communication.  From and after April 1, 2011 and prior to December 31, 2011, during any such conference calls requested by Seller’s Contact Person, Buyer shall notify Seller’s Contact Person of any change, as result of any customer Contract renewal, in the Monthly Recurring Revenue (as defined in Exhibit E) expected to be generated by Buyer (together with any of its Affiliates) for the month ended December 31, 2011 for any of the top thirty (30) Earn-Out Customers (by Monthly Recurring Revenue (as defined in Exhibit E) as of the date hereof).  For the avoidance of doubt, Buyer shall not have any obligation to obtain the approval or consent of Seller’s Contact Person with respect to a renewal of any Contract (or any terms or provisions thereof (including pricing or other payment terms)) with any Earn-Out Customer.

(k) For the avoidance of doubt, to the extent that ViaWest is or would be prohibited or otherwise restricted under the terms or provisions of any credit agreement or other Contract pursuant to which ViaWest has incurred Indebtedness for borrowed money due to a default or event of default existing thereunder (or resulting from such payment owed hereunder) from paying, as and when due, any amounts payable by ViaWest to Seller pursuant to this Section 2.7, such amounts (if any) shall be paid to Seller by [*]in accordance with and subject to the terms and conditions of[*].

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as disclosed in the separate disclosure letter delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Letter”), Seller and CTI, jointly and severally, represent and warrant to Buyer as follows:

3.1 Due Organization and Good Standing of Seller

.  Seller (a) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law and (c) has the requisite power and authority, and all necessary material governmental approvals, to own, lease and operate its Assets and to conduct the Business as it is now being conducted, except in the case of clause (b) where the failure to be so qualified or authorized or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 3.1 of the Seller Disclosure Letter sets forth a list of each jurisdiction in which Seller is qualified to do business.  True, correct and complete copies of each of Seller’s Organizational Documents in effect as of the date hereof have been previously provided to Buyer in Seller’s electronic data room (the “Seller Data Room”).

3.2 Authorization of Transaction by Seller

.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance by CTI of this Agreement and the Ancillary Agreements, and the consummation by CTI of the transactions contemplated hereby and thereby, do not require any approval by the stockholders or holders of any other Equity Interests of CTI.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by ViaWest and Buyer, constitutes, and each Ancillary Agreement, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

3.3 Capitalization; Ownership of Equity Interests

(a) The authorized capital stock of Seller consists of 100 shares of common stock, and one (1) share of common stock is issued and outstanding and owned by CTI.  The share of common stock of Seller has been validly issued and is fully paid and nonassessable and owned by Seller free and clear of all Liens and free of any other limitation or restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such shares or other ownership interests) other than restrictions on transfer under applicable U.S. federal and state securities Laws.  Except as set forth in this Section 3.3(a), there is no other capital stock or other Equity Interests of Seller authorized, issued, reserved for issuance or outstanding.

(b) There are no voting trusts, proxies, registration rights agreements or any other Contract or understanding relating to the voting or disposition of any Equity Interests of Seller.

(c) Seller does not own any Equity Interests, directly or indirectly, in any other Person, nor does Seller have any Contract to acquire any such Equity Interests.

3.4 Governmental Approvals

. No filing or registration with, notification to, or authorization, consent, permit or approval of any Governmental Entity (collectively, “Governmental Approvals”) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, except (a) Governmental Approvals described in Section 3.4 of the Seller Disclosure Letter (the Governmental Approvals described in the foregoing clause (a) are referred to herein collectively as the “Required Governmental Approvals”) and (b) such other Governmental Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) materially impair Seller’s ability to consummate the transactions contemplated hereby.

3.5 No Conflict or Violation

.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not, assuming all Required Governmental Approvals and all consents, approvals, authorizations and other actions described in Section 3.5 of the Seller Disclosure Letter have been obtained: (a) violate any applicable Law to which Seller is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, or result in the triggering of any payments or result in the creation of a Lien (other than a Permitted Lien) on any Purchased Asset, in all cases, pursuant to any of the terms, conditions or provisions of (i) any Contract (other than any Contract that is an Excluded Asset) or (ii) any applicable judgment, decree or order of any Governmental Entity to which Seller is a party or by which Seller or any of the Purchased Assets are bound; or (c) violate the Organizational Documents of CTI or Seller; except with respect to the foregoing clauses (a) and (b) as would not reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) materially impair Seller’s ability to consummate the transactions contemplated hereby.

3.6 Financial Statements

(a) Buyer has received true and complete copies of the following financial statements (the “Financial Statements”):  (i) the unaudited balance sheet of Seller as of and for the fiscal years ended December 31, 2008 and December 31, 2009, and the monthly period ended August 31, 2010, and (ii) the unaudited statements of operations, stockholders’ equity and cash flows of Seller for the fiscal years ended December 31, 2008 and December 31, 2009, and the eight (8) months ended August 31, 2010.  The Financial Statements have been prepared in accordance with GAAP, consistently applied (except as may be expressly indicated in the notes and schedules therein), and present fairly, in all material respects, the financial position of Seller as of the dates thereof and its results of operations for the periods then ended (except as may be expressly indicated in the notes and schedules therein); provided, however, that the unaudited Financial Statements lack footnotes and presentation items and are subject to normal year-end adjustments and corporate overhead adjustments.  Except as set forth in the Financial Statements, Seller does not have any “off-balance-sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

(b) All of the outstanding Receivables are recorded on the Financial Statements in accordance with GAAP and represent, as of the respective dates thereof, valid Liabilities arising from sales actually made or services actually performed, in each case, in the ordinary course of business consistent with past practice.  All of the outstanding Receivables deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP.  The Receivables created since the Balance Sheet Date have been created in the ordinary course of business consistent with past practice.  Except as disclosed on Section 3.6 of the Seller Disclosure Letter, since the Balance Sheet Date, Seller has not canceled, or agreed to cancel, in whole or in part, any Receivables except in the ordinary course of business consistent with past practice.

3.7 No Undisclosed Liabilities

.  Except for (a) Liabilities disclosed on Section 3.7 of the Seller Disclosure Letter, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities incurred in the ordinary course of business since August 31, 2010, (d) Liabilities arising under the terms of any Contracts (other than any Contract that is an Excluded Asset) (other than any Liability for breach) and (d) Excluded Liabilities, there are no Liabilities with respect to Seller or otherwise related to the Business, other than those Liabilities that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Absence of Certain Changes

.  From the Balance Sheet Date through the date of this Agreement, (a) Seller has conducted the Business and operated its properties in the ordinary course of business in all material respects and (b) no event, fact, circumstance, condition, development or change has occurred or arisen that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Legal Proceedings

.  Except as disclosed on Section 3.9 of the Seller Disclosure Letter, there is no Action pending or, to the Knowledge of Seller, threatened against Seller, which (a) if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby or otherwise would reasonably be expected to, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby.  None of Seller, the Business or any of the Purchased Assets are subject to any judgment, decree, injunction or order of any Governmental Entity which would reasonably be expected to, individually or in the aggregate, be material to the Business or materially impair Seller’s ability to consummate the transactions contemplated hereby.

3.10 Purchased Assets

(a) The Tangible Property is in good operating condition and repair (subject to normal wear and tear), subject to continued repair and replacement in accordance with past practice, and is suitable for their intended use and to carry on the Business consistent with past practice.  Except as disclosed on Section 3.10 of the Seller Disclosure Letter, during the past three years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Tangible Property or otherwise.

(b) The Purchased Assets: (i) constitute all the assets used or held in connection with the Business, other than the Excluded Assets; (ii) are in good operating condition and working order (subject to normal wear and tear); and (iii) are suitable for the uses for which they are intended and together with any assets made available to Buyer pursuant to the Transition Services Agreement are all of the assets necessary to permit Buyer to conduct the Business in all material respects as it is being conducted on the date hereof.  At the Closing (after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements), Buyer will have good and marketable title to (or, in the case of Purchased Assets that are leased, valid leasehold interests in) the Purchased Assets (other than Real Property which is addressed in Section 3.11) free and clear of any Liens other than Permitted Liens and those created by Buyer and its Affiliates.

(c) Except as set forth on Section 3.10(c) of the Seller Disclosure Letter, no Affiliate of Seller owns any assets that are used or held in connection with the Business.

(d) There are no franchise, construction, fidelity, performance or other bonds, or letters of credit, posted or required to be posted by Seller in connection with the Purchased Assets.

3.11 Real Property

(a) Section 3.11(a) of the Seller Disclosure Letter sets forth the location of all real property owned by Seller (including all buildings and improvements and all rights and appurtenances thereto) (the “Owned Real Property”).  Seller owns with valid and marketable fee simple title, free and clear of all Liens, except for Permitted Liens, all of the Owned Real Property.  Copies of each deed for each parcel of Owned Real Property and of all title insurance policies and surveys relating to the Owned Real Property (in each case to the extent in Seller’s possession) have heretofore been provided to Buyer in the Seller Data Room prior to the date hereof.

(b) Section 3.11(b) of the Seller Disclosure Letter sets forth (i) the address of all real property (including the buildings and improvements situated thereon) leased to Seller by a third party (the “Leased Real Property”) pursuant to a lease, sublease or other similar agreement under which Seller leases, subleases, licenses or otherwise uses real property used or held in connection with or otherwise relating to the Business (collectively, the “Seller Leases”), (ii) a true, correct and complete list of all Seller Leases and (iii) the current rent and amount of any security deposit under each Seller Lease.  True and complete copies of all Seller Leases have heretofore been provided to Buyer, either directly or in the Seller Data Room, prior to the date hereof and there are no oral or other side agreements with respect to the Leased Real Property between Seller and its landlord under any Seller Lease.  Seller has a valid leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens.  The Seller Leases are valid, binding and in full force and effect and there are no defaults, events of default or circumstances that, with notice or the expiration of time to cure, would lead to a default on the part of either Seller or, to Seller’s Knowledge, its landlord under a Seller Lease.

(c) Except as set forth in Section 3.11(c) of the Seller Disclosure Letter, to the Knowledge of Seller, no portion of the Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, fire, air, sanitation and noise control, or any private restriction, except where such violations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Real Property constitutes all of the real property utilized by Seller in the operation of the Business and Seller is not a party to any Contract to purchase, sell, occupy, develop or otherwise encumber or subject to any Lien any Real Property or interest therein.  Except as set forth in Section 3.11(d) of the Seller Disclosure Letter, there are no unrecorded contracts, leases, easements or other agreements, or to Seller’s Knowledge, claims of any third party, affecting the use, title, occupancy or development of the Owned Real Property, other than the Assigned Contracts.  Except as set forth in Section 3.11(d) of the Seller Disclosure Letter, to Seller’s Knowledge, there are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting Seller’s use, leasehold title, or occupancy of the Leased Real Property, other than the Assigned Contracts and Seller Leases.

(e) To Seller’s Knowledge, all improvements (and all components thereof) and all fixtures located on the Owned Real Property, including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, systems and facilities included therein, are in good working order and repair (normal wear and tear excepted) on the Closing Date.  All water, gas, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are sufficient to enable Seller to carry on the Business as presently conducted on the Real Property, and any so-called hookup fees or other associated charges have been fully paid.  All electrical systems on the Owned Real Property have sufficient electrical capacity to enable Seller to meet the power, electrical capacity and/or heating, cooling, humidity and energy requirements to conduct the Business on the Owned Real Property in the ordinary course consistent with past practice.  All electrical systems on the Leased Real Property have sufficient electrical capacity to enable Seller to meet the power, electrical capacity and/or heating, cooling, humidity and energy requirements to conduct the Business as presently conducted on the Leased Real Property.

(f) There is no pending or, to the Knowledge of Seller, threatened, appropriation or condemnation affecting the Owned Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof.  To Seller’s Knowledge there is no pending or threatened appropriation or condemnation affecting the Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing Seller’s current use or occupancy thereof.

(g) Except as set forth in Section 3.11(g) of the Seller Disclosure Letter, there are no proceedings pending and brought by or, to the Knowledge of Seller, threatened by, any third party that would result in a change in the allowable use(s) of the Owned Real Property after the Closing Date.  Except as set forth in Section 3.11(g) of the Seller Disclosure Letter, to Seller’s Knowledge there are no proceedings pending and brought by or threatened by, any third party that would result in a change in the allowable use(s) of the Leased Real Property after the Closing Date.

(h) Seller has provided to Buyer in the Electronic Data Room prior to the date hereof all engineering, geologic and other similar reports, documentation, plats and maps in its possession or control relating to the Real Property and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon (in each case to the extent in Seller’s possession).

(i) To Seller’s Knowledge, there are no pending or threatened special assessments affecting the Real Property, or any contemplated improvements affecting the Real Property that may result in special assessments affecting the Real Property.

3.12 Taxes

Except as set forth in Section 3.12(a) of the Seller Disclosure Letter, (a) all material Tax Returns required to have been filed by or with respect to Seller or with respect to the Purchased Assets or the Business have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects; (b) Seller has fully and timely paid all material Taxes owed by it (whether or not shown on any Tax Return), and has made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof; (c) the Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by Seller for all taxable periods and portions thereof accrued through the date of such Financial Statements; (d) since the date of such Financial Statements, Seller has not incurred any material Tax Liabilities, other than for Taxes relating to the ordinary course of business consistent with past practice; (e) Seller has made available to Buyer, either directly or in the Seller Data Room, true, correct and complete copies of all Tax Returns set forth in Section 3.12(e) of the Seller Disclosure Letter; (f) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Seller for any taxable period and no request for any such waiver or extension is currently pending; (g) no audit or other Action by any Governmental Entity is pending or, to the Knowledge of Seller, threatened with respect to any Taxes due from Seller or with respect to the Business or the Purchased Assets; (h) no Governmental Entity has given notice of any intention to assert any deficiency or claim for additional Taxes from Seller or with respect to the Purchased Assets or the Business and no deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity against Seller for any period in which the applicable statute of limitations has not yet expired that has not been satisfied by payment, settled or withdrawn; (i) no claim has been made by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller or any of the Purchased Assets or the Business is or may be subject to taxation by that jurisdiction that has not been satisfied by filing of a return, withdrawn or otherwise settled; (j) there are no Tax liens on any of the Purchased Assets (other than Permitted Liens); (k) none of the Purchased Assets constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code; (l) none of the Purchased Assets is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986; and (m) Seller has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

3.13 Specified Company Contracts

(a) Section 3.13(a) of the Seller Disclosure Letter sets forth a list of Contracts in effect as of the date of this Agreement to which Seller is a party and which are in any of the following categories (the contracts within any of the following categories, whether or not set forth on such list, collectively, the “Specified Company Contracts”):

(i) any employment, consulting, compensation continuity, severance, retention, non-competition, separation or similar Contract with any employee, independent contractor, director, officer or consultant of Seller with a base annual salary or other annual compensation in excess of $75,000;

(ii) any telecommunications circuit, installation, maintenance or service and support Contract (including covering technical support, hardware and software maintenance), and any other Contract (A) under which Seller made payments, individually or in the aggregate, in excess of $50,000 during the fiscal year ended December 31, 2009, or (B) which by their terms require payments, individually or in the aggregate, by Seller in excess of $50,000 for the fiscal year ending December 31, 2010 or any fiscal year thereafter;

(iii) any Contract (A) evidencing Indebtedness of Seller, (B) under which Seller has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or (C) under which Seller has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (other than Seller), in each event in an amount greater than $10,000;

(iv) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of Seller or the Business, requiring payments, individually or in the aggregate, by Seller in excess of $50,000 for the fiscal year ending December 31, 2010 or any fiscal year thereafter;

(v) any Contract pursuant to which Seller has continuing indemnification or other contingent obligations (including “earn-out” or other contingent payment obligations) that are still in effect, other than any such Contract entered into in the ordinary course of business consistent with past practice;

(vi) any joint venture, partnership, limited liability company, strategic alliance or other similar Contract to which Seller is a party or which relates to the Business;

(vii) any Contract (other than customer agreements that are no less favorable than the Seller’s standard Master Services Agreement) (A) containing a covenant not to compete with a third party or which purports to limit or restrict the ability of Seller to freely conduct the Business as such business is conducted on the date hereof in any geographic area or any line of business, (B) that purports to limit or restrict Seller from soliciting or hiring any employee or consultant or (C) that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic location;

(viii) all Contracts relating to the Owned Real Property and the Leased Real Property (including Seller Leases);

(ix) any Contract with a Material Business Customer or Material Vendor under which Seller would incur any anti-assignment penalty, change of control or other similar payment, whether financial or otherwise, or other adverse consequences (including any compensation obligation to its employees or independent contractors) by reason of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby;

(x) all agreements with Governmental Entities;

(xi) Contracts involving any resolution or settlement of any actual or threatened Action or other dispute with a value of greater than $50,000;

(xii) customer Contracts for the provision of goods or services by Seller for the largest twenty (25) customers of Seller in terms of revenue for the twelve (12) month period ending August 31, 2010;

(xiii) all consummated Contracts entered into since January 1, 2008, involving the sale or purchase of substantially all of the assets or capital stock or other Equity Interests of any Person, or a merger, consolidation, business combination or similar extraordinary transaction, or any such Contracts where Seller has an obligation to consummate any such transaction;

(xiv) any material Contract relating to material Intellectual Property; and

(xv) any outstanding written commitment to enter into any agreement of the type described in subsections (i) through (xiv)of this Section 3.13(a).

Notwithstanding anything to the contrary in this Section 3.13(a), Specified Company Contracts shall not include any Contract that is a Plan.

(b) True, correct and complete copies of all written Specified Company Contracts have been previously provided to Buyer, either directly or in the Seller Data Room.  Neither Seller nor, to the Knowledge of Seller, any other party to a Specified Company Contract is in breach of or default under the terms of any Specified Company Contract where such breach or default has had or would have reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Specified Company Contract is a valid and binding obligation of Seller and is in full force and effect, except where the failure to be so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, no counterparty to any Specified Company has given written notice or, to the Knowledge of Seller, threatened that it intends not to perform its material obligations under any Specified Company Contract or that it intends to terminate or seek to materially modify any Specified Company Contract.

3.14 Labor

(a) No labor strike, lockout, slowdown, picketing or work stoppage against Seller is pending or, to the Knowledge of Seller, threatened, and Seller is not subject to any pending labor dispute or Action.  Seller is not bound by any agreement with any labor organization (covered by the National Labor Relations Act), there are no labor unions or other organizations representing any Employee of Seller.  To the Knowledge of Seller, no union organizing activities involving any such labor organization, employee, group of employee or collective bargaining agent is pending or threatened.  No petition has been filed nor have any proceedings been instituted by a union, works council, collective bargaining agent, employee, or group of employees with any Governmental Entity seeking recognition of a collective bargaining agent with respect to any Employees of Seller, and no voluntary recognition has been given by Seller.

(b) With respect to the Employees of Seller, Seller is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, employee classification, and unemployment insurance.

(c) The information contained in Section 3.14(c) of the Seller Disclosure Letter in respect of the Employees of Seller is accurate in all material respects as of the date hereof, and sets forth with respect to each Employee of Seller: (i) name, (ii) service date, (iii) position, (iv) annual base salary and annual target incentive, or pay rate, (v) work location, (vi) visa type, if any, (vii) vacation accrual rate, (viii) status as full-time or part-time and (ix) status as an Inactive Employee and the expected date of return to work, if known.  Prior to the date hereof, Seller has not represented to any Employee of Seller that such Employee’s salary, benefits or other compensation would be increased to the extent such Employee accepts an offer of employment by Buyer pursuant to Section 5.1(a).

(d) To the Knowledge of Seller, Seller has not received written notice that any Employee is in violation of any material term of any confidentiality agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, or restrictive covenant, or any similar employment arrangement relating (i) to the right of any such Employee to be employed by Seller or (ii) to the knowledge or use of Trade Secrets with respect to any such Employee’s employment with Seller.

(e) Except as set forth in Section 3.14(e) of the Seller Disclosure Letter, no employee of CTI or any of its Affiliates (other than Seller) provides services to the Business as presently conducted.

3.15 Compliance With Law; Permits

.  As of the date of this Agreement, Seller is operating its businesses in compliance with applicable Laws, except to the extent any non-compliance therewith has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, all approvals, permits and licenses of Governmental Entities (collectively, “Permits”) required for Seller to conduct its businesses, as conducted on the date hereof, are in the possession of Seller, are in full force and effect and Seller is operating in compliance therewith, except for such Permits the failure of which to possess, to be in full force and effect or with which to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Notwithstanding anything contained in this Agreement to the contrary, Sections 3.12, 3.14, 3.16 and 3.18 contain Seller’s and CTI’s sole representations and warranties regarding the subject matter of such sections with respect to compliance with Law.

3.16 Employee Benefit Plans

(a) Section 3.16(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, equity compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, medical, disability, vacation or paid time off, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, retention, change of control or other contracts or agreements, to which Seller is a party, with respect to which Seller has any obligation, or which are maintained, contributed to or sponsored by Seller for the benefit of any current or former Employee, officer or director of Seller, (ii) each employee benefit plan for which Seller or ERISA Affiliate could incur Liability under Section 4061 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Seller or ERISA Affiliate could incur Liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between CTI, Seller or any of their Affiliates and any Employee of Seller to provide any of the foregoing (collectively, the “Plans”).  Each Plan is in writing, and Seller has provided to Buyer, either directly or in the Seller Data Room, a true and complete copy of each Plan, including all amendments thereto and all summary plan descriptions (or, if such summary plan description does not exist, an accurate written summary of such Plan), and all related trust documents.

(b) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  Each of CTI and Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Seller has no Knowledge of any material default or violation by any party to, any Plan.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, or has an opinion or notification from the IRS that is considered by the IRS as the equivalent of such favorable determination letter, and no fact or event has occurred since the date of such letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d) None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or under COBRA and at the expense of the Employee or former Employee of Seller.  None of CTI, Seller, or any of their respective ERISA Affiliates have within the past six years (i) maintained a Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “multiple employer plan” within the meaning of the Code or ERISA.  None of CTI, Seller, any Plan or, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or would reasonably be expected to result in any material Liability to CTI or Seller.  There is no ERISA Affiliate Liability, and no condition exists that presents a material risk to CTI, Seller or any ERISA Affiliate of incurring any such Liability.

(e) Except as set forth in Section 3.16(e) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions expressly contemplated herein will (either alone or in combination with another event) result in: (i) any severance pay or any increase in severance pay upon any termination of employment of an Employee of Seller after the date of this Agreement; (ii) any payment, compensation or benefit becoming due, or any increase in the amount of any payment, compensation or benefit due, to any current or former director, officer, Employee or consultant of Seller; (iii) the acceleration of the time of payment or vesting or in any funding (through a grantor trust or otherwise) of compensation or benefits to any current or former director, officer, Employee or consultant of Seller; (iv) any material obligation pursuant to any of the Plans; (v) any limitation or restriction on Seller’s right to merge, amend or terminate any of the Plans; or (vi) cause the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f) There are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Plan, or by any employee or beneficiary covered under any such Plan with respect to any such Plan (other than routine claims for benefits).  There are no material outstanding Liabilities of, or related to, any Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

3.17 Intellectual Property

(a) Section 3.17(a) of the Seller Disclosure Letter sets forth, for the Seller Intellectual Property owned by Seller, a list of all registered and material unregistered:  (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) Domain Names.  All Transferred Intellectual Property is owned by Seller free and clear of all Liens, other than Permitted Liens.

(b) Section 3.17(b)(i) of the Seller Disclosure Letter sets forth a list of the Transferred Intellectual Property.  Except as set forth in Section 3.17(b)(ii) of the Seller Disclosure Letter, the Transferred Intellectual Property, comprises all Intellectual Property material to the conduct of the Business, other than the Seller Marks and Domain Names.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement:  (i) the conduct of the Business of Seller does not infringe or otherwise violate any Person’s Intellectual Property, and there is no claim pending or, to the Knowledge of Seller, threatened against Seller alleging such infringement or other violation, and (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any Transferred Intellectual Property owned by Seller, and no claims are pending or threatened against any Person by Seller alleging such infringement or other violation.

(d) Seller takes reasonable precautions to protect the confidentiality of its material Trade Secrets.

(e) Seller takes reasonable precautions, consistent with its internal policies and procedures and in compliance with all applicable Laws, to protect personally identifiable information provided by its customers from unauthorized disclosure or use.

(f) Seller has adequate and appropriate security measures and safeguards in place to protect the physical security of the Internet data centers operated in connection with the Business from illegal or unauthorized access or use by third parties or by the personnel of Seller.  Seller has adopted written information security policies designed to protect the physical security of the data centers.  No Person has gained unauthorized access to any data centers except where such access has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Seller backs up customer information where Seller is contractually obligated to the respective customer to provide such back-up services, pursuant to a service level agreement or otherwise.  Seller has made back-ups of all material software and data of Seller, and maintains such back-ups at a secure location.

(h) To the Knowledge of Seller, all material software required for the operation of the Business performs in all material respects in conformance with the purposes and functionality for which it is intended and used by Seller.

3.18 Environmental Matters

Except as set forth on Section 3.18 of the Seller Disclosure Letter, to the Knowledge of Seller:  (a) Seller is, and has been for the past three (3) years immediately preceding the date hereof, in compliance with all applicable Environmental Laws and possesses and is in compliance with all applicable Environmental Permits required under such Environmental Laws to carry on the businesses of Seller as it is currently conducted; (b) there are no judicial, administrative, arbitral or other proceedings pending or, to the Knowledge of Seller, threatened, nor has Seller received a written notice from any Person, that seek to enforce or impose Liability under any applicable Environmental Law against Seller, including any written notice from any Governmental Entity or from any other Person relating to a Release of Hazardous Materials, or to revoke or modify any Environmental Permit held by Seller; (c) there are no judgments, orders, decrees, settlements, or arbitral awards in effect under any applicable Environmental Laws to which Seller is a party pursuant to which Seller has any unfulfilled obligations; and (d) to the Knowledge of Seller, no Release (as defined by CERCLA) of any Hazardous Materials has occurred on any property currently or formerly owned, leased or operated by Seller or used in the Business for which there is any obligation under Environmental Laws to provide any notice or perform any investigation or remedial action; except in the case of clauses (a), (b), (c) and (d) above that have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Purchased Assets or the Business.

3.19 Insurance

Section 3.19 of the Seller Disclosure Letter contains a list of all insurance policies currently in effect, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid, and all fidelity bonds and other forms of insurance, in each case, carried by or for the benefit of Seller or the Business (“Insurance Policies”).  The Insurance Policies are of the type and in amounts customarily carried by Persons conducting business and operations similar to the Business.  All Insurance Policies with respect to Seller and the Business are in full force and effect and neither Seller nor any of its Affiliates has ever reached or exceeded its policy limits for any Insurance Policy.  Section 3.19 of the Seller Disclosure Letter also sets forth (a) the claims history or occurrences reported which could give rise to a claim for Seller during the past three (3) years (including with respect to insurance obtained but not currently maintained) with respect to claims relating to Seller or the Business and (b) any written correspondence, including reservation of rights letters, with any current or former insurance carrier that covered Seller or the Business.  Seller has previously provided to Buyer in the Seller Data Room true, correct and complete copies of all Insurance Policies.

3.20 No Guaranties; Powers of Attorney

(a) No Liabilities of Seller are guaranteed by any Person, nor has Seller guaranteed the Liabilities of any other Person.

(b) There are no material outstanding powers of attorney executed on behalf of Seller.

3.21 Affiliate Transactions

Except to the extent reflected in the Financial Statements and not evidenced by a writing, Section 3.21 of the Seller Disclosure Letter contains a list (or, in the case of any of the following that are not evidenced by a writing, a reasonably detailed description thereof) of all Contracts, transactions, Indebtedness or other arrangements, including any direct or indirect ownership interest in any Purchased Assets, existing as of the date of this Agreement or existing or occurring at any time since December 31, 2009, between Seller, on the one hand, and CTI or any Affiliate of CTI (other than Seller) or any director, officer, manager, stockholder or partner (or any family member thereof) of Seller or CTI or any Affiliate of CTI (other than Seller), on the other hand (except for amounts paid or payable as salaries and bonuses under employment agreements and/or in reimbursement of expenses in the ordinary course of business).

3.22 Material Business Customers

(a) Section 3.22(a) of the Seller Disclosure Letter sets forth a list of the largest twenty (25) customers of Seller in terms of revenue for the twelve (12) month period ending August 31, 2010 (each such customer is a “Material Business Customer”).

(b) Except as set forth on Section 3.22(b) of the Seller Disclosure Letter, during the twelve (12) month period immediately preceding the date hereof, (i) Seller has not received any notice (written or otherwise) from any Material Business Customer terminating or setting forth an intention to terminate the business relationship between such customer and Seller or threatening to decrease materially its business relationship with Seller or its purchase of the services or products of Seller, and (ii) no Material Business Customer has decreased materially its business relationship with Seller or its purchase of the services or products of Seller.

3.23 Customer Credits

.  During the twelve (12) month period immediately preceding the date hereof, no customer of Seller has received or claimed in writing or, to the Knowledge of Seller, otherwise to be entitled to (whether pursuant to a service level agreement or otherwise), nor has Seller agreed (whether orally or in writing, except as identified on Section 3.23 of the Seller Disclosure Letter) to provide to any customer, any material service, goodwill or other credit against fees payable to Seller by any customer.

3.24 Material Vendors

(a) .

(a) Section 3.24(a) of the Seller Disclosure Letter sets forth a list, which is true, correct and complete in all respects as of the date of this Agreement, of all vendors and suppliers of the businesses operated by Seller who in the twelve (12) month period ending August 31, 2010 individually represented more than $50,000 of aggregate expenditures by Seller (each such supplier is a “Material Vendor”).

(b) Except as set forth on Section 3.24(b) of the Seller Disclosure Letter, during the twelve (12) month period immediately preceding the date hereof, (i) Seller has not received any notice (written or otherwise) from any Material Vendor terminating or setting forth an intention to terminate the business relationship between such vendor and Seller or threatening to decrease materially its provision of services or products to Seller, and (ii) no Material Vendor has decreased materially its business relationship with Seller or its provision of services or products to Seller.

3.25 Brokers’ Fees

No broker, investment banker or finder is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

3.26 Disclaimer of Seller

EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT AND ANY INSTRUMENT DELIVERED PURSUANT THERETO AND EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN ANY DEED TO ANY OWNED REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND VIAWEST

Buyer and ViaWest, jointly and severally, represent and warrant to CTI and Seller as follows:

4.1 Due Organization and Good Standing of Buyer

Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  ViaWest is duly organized, validly existing and in good standing under the Laws of the State of Colorado.

4.2 Authorization of Transaction by Buyer

Each of Buyer and ViaWest has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer and ViaWest of this Agreement and the Ancillary Agreements and the consummation by Buyer and ViaWest of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary organizational or corporate action on the part of Buyer and ViaWest, as applicable, and no other organizational or corporate proceedings on the part of Buyer and ViaWest are necessary to authorize the execution, delivery and performance by Buyer and ViaWest of this Agreement and the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and ViaWest and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer and ViaWest (assuming due authorization, execution and delivery by the other parties thereto other than Buyer and ViaWest) shall constitute, a valid and binding obligation of Buyer and ViaWest, enforceable against Buyer and ViaWest in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

4.3 Governmental Approvals

No Governmental Approvals are required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or ViaWest, except (a) the Required Governmental Approvals and (b) such other Governmental Approvals the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s or ViaWest’s ability to consummate the transactions contemplated hereby.

4.4 Qualification

To the knowledge of ViaWest and Buyer, Buyer is legally and financially qualified to operate the Business.  To the knowledge of ViaWest and Buyer, there is no fact or condition as of the date hereof that would reasonably be expected to cause the denial of, or materially delay the granting of, any Required Governmental Approvals.

4.5 No Conflict or Violation

The execution, delivery and performance by ViaWest and Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not (a) assuming all Required Governmental Approvals have been obtained, violate any applicable Law to which ViaWest or Buyer is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute (with or without notice or the lapse of time or both) a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, or result in the triggering of any payments, in all cases, pursuant to any of the terms, conditions or provisions of (i) any Contract to which ViaWest or Buyer is a party or (ii) any applicable judgment, decree or order of any Governmental Entity to which ViaWest or Buyer is a party or by which ViaWest or Buyer is bound; or (c) violate the Organizational Documents of ViaWest or Buyer; except with respect to the foregoing clauses (a) and (b) as would not reasonably be expected to, individually or in the aggregate, materially impair ViaWest or Buyer’s ability to consummate the transactions contemplated hereby.

4.6 Legal Proceedings

There is no Action pending or, to the knowledge of ViaWest or Buyer, threatened against ViaWest or Buyer, which challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby or otherwise would reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby.  None of ViaWest, Buyer or any of their Subsidiaries is subject to any judgment, decree, injunction or order of any Governmental Entity which would reasonably be expected to, individually or in the aggregate, materially impair ViaWest’s or Buyer’s ability to consummate the transactions contemplated hereby.

4.7 Funding

As of the Closing Date, Buyer shall have sufficient immediately available funds to pay, in cash, the Closing Date Purchase Price and all other amounts payable on the Closing Date pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

4.8 Brokers’ Fees

No broker, investment banker or finder is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

4.9 No Reliance

Buyer and ViaWest acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, any Ancillary Agreement and any instrument delivered pursuant thereto (a) neither CTI nor Seller makes, or has made, any representations or warranties relating to itself or the Business or the Purchased Assets, and neither Buyer nor ViaWest is relying on any representation or warranty except for those expressly set forth in this Agreement, any Ancillary Agreement and any instrument delivered pursuant thereto and (b) no Person has been authorized by CTI or Seller to make any representation or warranty relating to the Business or the Purchased Assets, and if made, such representation or warranty must not be relied upon by Buyer and ViaWest as having been authorized by such party.

ARTICLE V

COVENANTS

5.1 Employment Matters

(a) Prior to the Closing, Buyer has previously offered employment to each of the then current Employees listed on Exhibit G, such employment to commence immediately following the Closing, and any such offer (i) to be contingent on the Closing and such Employee’s satisfaction of customary employment conditions including background and credit check and (ii) to be based on terms and conditions of employment as Buyer may offer in its sole and absolute discretion.  As used herein, “Transferred Employee” means each employee who accepts such offer, and who commences employment with Buyer or an Affiliate of Buyer on the Closing Date or, in the case of any Inactive Employee, the date on which such Inactive Employee actually returns to work, which date shall not be later than the later of (A) one hundred eighty (180) days following the date of commencement of such Inactive Employee’s leave and (B) sixty (60) days following the Closing Date.  For the avoidance of doubt, any Inactive Employee who does not actually return to work by the date determined in accordance with the preceding sentence shall not become a “Transferred Employee.”

(b) As of the Closing, each Transferred Employee shall cease to be covered under the Plans.  Each Transferred Employee shall receive credit for services with Seller and its Affiliates and predecessors under Buyer’s employee benefit plans (other than any defined benefit plan, retiree medical or other post-retirement welfare plan, or any frozen employee benefit plan) for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits.

(c) Seller shall be solely responsible for any required notice under the WARN Act with respect to terminations of employment of Employees that occur on or prior to the Closing Date.  Buyer shall be solely responsible for any required notice under the WARN Act to Transferred Employees with respect to terminations of employment of Transferred Employees that occur after the Closing Date.

(d) With respect to Transferred Employees, Buyer and Seller shall use the “Standard Procedure” set forth in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B.320, for purposes of employment tax reporting.

(e) The parties to this Agreement acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any right to any compensation or benefits whatsoever on the part of any Transferred Employee or other future, present or former Employee; (ii) guarantee employment for any period of time or preclude the ability of Buyer to terminate any Transferred Employee for any reason at any time; (iii) require Buyer to continue any Plan or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing; or (iv) constitute an amendment to any Plan or other employee benefit or compensation plans or arrangements.  Nothing in this Agreement (including this Section 5.1) shall be deemed to make any Employee, former Employee, independent contractor or Transferred Employee (including any beneficiary or dependent thereof) a third party beneficiary of this Section 5.1 or any rights relating hereto.

5.2 Publicity

Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement.  Buyer and Seller agree to use reasonable efforts to agree upon any disclosure or announcement prior to its release; provided, that no public release or announcement concerning this Agreement or the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of both Buyer and Seller, except as such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the party required to make the release or announcement, to the extent practicable, shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall use reasonable efforts to incorporate such comments therein.

5.3 Confidentiality

Each of ViaWest, Buyer, CTI, and Seller shall not use any trade secrets or any confidential, proprietary or other nonpublic information related to the Business or otherwise disclosed pursuant to the Confidentiality Agreement, dated June 21, 2010, by and among CTI, Seller and ViaWest (collectively, “Confidential Information”) in a manner that conflicts with or otherwise violates the provisions of Sections 5.8(a) and (b) and shall treat the Confidential Information as confidential and, subject to applicable Law, not disclose or reveal any Confidential Information to any other Person without the prior written consent of Buyer, in the case of any disclosure by CTI or Seller, or Seller, in the case of any disclosure by ViaWest or Buyer.  In the event that CTI or Seller is requested pursuant to, or required by, applicable Law, to disclose any Confidential Information, Seller shall provide Buyer prompt notice of such request or requirement in order to enable Buyer to seek an appropriate protective order or other remedy, to consult with CTI or Seller (as applicable) with respect to actions to resist or narrow the scope of such request or requirement or to waive compliance, in whole or in part, with the terms of this Section 5.3.  In the event that ViaWest or Buyer is requested pursuant to, or required by, applicable Law, to disclose any Confidential Information, Buyer shall provide Seller prompt notice of such request or requirement in order to enable Seller to seek an appropriate protective order or other remedy, to consult with ViaWest or Buyer (as applicable) with respect to actions to resist or narrow the scope of such request or requirement or to waive compliance, in whole or in part, with the terms of this Section 5.3.  In the event that any protective order or other remedy contemplated by this Section 5.3 is not obtained, or any party shall waive compliance with this Section 5.3, in whole or in part, the party making any disclosure of Confidential Information under this Section 5.3 shall disclose only that portion of the Confidential Information that such party determines in good faith, based on advice of counsel, is legally required to be disclosed under applicable Law and shall use its best efforts to ensure that all Confidential Information so disclosed shall be accorded confidential treatment.  Each of ViaWest, Buyer, CTI and Seller shall cause their respective controlled Affiliates and Representatives to comply with the provisions of this Section 5.3.  Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include (a) any information that is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement and (b) in the case of ViaWest and Buyer, any trade secrets, confidential, proprietary or other nonpublic information relating to the Purchased Assets (other than to the extent primarily relating to Seller or CTI), as to which, for the avoidance of doubt, ViaWest and Buyer shall not have any confidentiality obligations pursuant to this Section 5.3.  Each of CTI, Seller and ViaWest hereby acknowledge and agree that the Confidentiality Agreement, dated June 21, 2010, by and among CTI, Seller and ViaWest shall hereby be terminated and of no further force and effect, effective as of the Closing.

5.4 Bulk Transfer Laws

Buyer and Seller hereby waive compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

5.5 Use of Certain Marks

Following the Closing, Buyer shall have no right to (a) make any use of any names or Trademarks that include the terms (i) “Consonus”, or any other Trademark used by Seller or any of its Affiliates or former Affiliates, or (ii) any names or Trademarks related thereto or containing or comprising the foregoing, including any names or Trademarks confusingly similar thereto or dilutive thereof (the “Seller Marks”), or (b) hold itself out as having any affiliation with Seller or any of its current or former Affiliates, in each case, except as expressly permitted under the Transition Services Agreement.

5.6 Transition Services

Following the Closing, Seller and CTI shall provide, or cause to be provided, to the Business certain services that are currently provided by Seller and its Affiliates to the Business, all as more fully set forth in the Transition Services Agreement. Following the Closing, Buyer shall provide, or shall cause to be provided, to Seller and/or CTI, certain services (as more fully set forth in the Transition Services Agreement) and, at Seller’s sole expense, reasonable assistance requested by Seller or CTI in connection with Seller’s or CTI’s efforts in connection with the disclosure set forth on Section 2.1(a)(x), (xi) and (xii) of the Seller Disclosure Letter.

5.7 Further Action

The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

5.8 Non-Competition; Non-Solicitation; Restrictions on Use of Seller Marks

In consideration of the payment of the Purchase Price, and in order to induce Buyer and ViaWest to enter into this Agreement and to consummate the transactions contemplated hereby, CTI and Seller hereby consent and agree as follows:

(a) Non-Competition.  Without the prior written consent of Buyer, neither CTI nor Seller shall (and each shall cause its respective controlled Affiliates not to) for a period of two (2) years from and after the Closing Date, directly or indirectly, conduct, acquire, own, manage, have control of or invest in, any Person which operates data centers or provides collocation, internet access, telecommunications, web-hosting, or network services (the foregoing activities, collectively, “Competitive Activities”) in Utah, Colorado, Oregon, Texas or Nevada.  Notwithstanding anything in this Section 5.8(a) to the contrary, neither CTI nor Seller shall be prohibited from acquiring and holding, as a passive investment, securities of any Person to the extent such investment does not, directly or indirectly, confer upon Seller, CTI, and/or any such controlled Affiliate, individually or collectively, more than 9.99% of the voting power with respect to, or interests in the profits of, such Person, whether or not such Person is engaged in Competitive Activities; provided that each of CTI and Seller (and any of their respective controlled Affiliates) shall not be entitled to designate a director, member, manager, observer or other Person serving in a similar capacity to the board of directors or other governing body of such Person.

(b) Non-Solicitation. Without the prior consent of Buyer, CTI and Seller shall not (and each shall cause its respective controlled Affiliates not to) for a period of two (2) years from the Closing Date, directly or indirectly, for themselves or for any other Person, (i) solicit, hire, attempt to hire or divert any Transferred Employee, unless such employee has not been employed Buyer or its Affiliates for a period in excess of six (6) months, or (ii) call on, solicit or divert any of the Earn-Out Customers or any customers or clients in Seller’s pipeline or with which Seller is otherwise actively engaged in material discussions relating to a potential customer relationship as of the date of this Agreement (collectively “Pipeline Customers”).  Notwithstanding any provision hereof to the contrary, the use of general solicitations such as newspaper, other publicly disseminated job advertisements or recruiting firms shall not be deemed to constitute an attempt to solicit, divert or hire any Transferred Employee and CTI and Seller shall not be prohibited from hiring any Transferred Employee to the extent resulting from any such general solicitation.

(c) Restrictions on Use of Seller Marks. Without the prior written consent of Buyer, neither CTI nor Seller shall, directly or indirectly, (i) provide collocation services anywhere in the United States under the name “Consonus” or under any names or Trademarks confusingly similar thereto or dilutive thereof, or (ii) provide any goods or services of any kind whatsoever in Utah (it being agreed this shall not prohibit CTI or Seller from providing any goods or services to a Person located in Utah to the extent constituting an existing customer of CTI or its controlled Affiliates (other than any Seller Only Customers) as of the date hereof (or as a result of the relocation of any such existing customer) or any customer resulting from any (A) advertising, promotional or marketing activities that are not targeted at businesses operating in Utah or (B) bona fide third party referral by an existing or future customer of CTI or its controlled Affiliates (other than any Seller Only Customer) not otherwise resulting from any violation of Section 5.8), in each case, under the name “Consonus” or under any names or Trademarks confusingly similar thereto or dilutive thereof.  The restriction set forth in this Section 5.8(c) shall terminate and be of no further force or effect upon a Change of Control of ViaWest.  For purposes of this Section 5.8(c), a “Change of Control” shall mean (A) any consolidation or merger of ViaWest in which ViaWest is not the continuing or surviving corporation or pursuant to which the voting stock of ViaWest would be converted into cash, securities or other property, other than a merger of ViaWest in which the holders of the voting stock immediately prior to the merger own or control an aggregate of 50% of the voting power of the outstanding voting securities of the surviving entity immediately after the consolidation or merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of ViaWest; (C) the stockholders of ViaWest approve any plan or proposal for the liquidation or dissolution of ViaWest, (D) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of an aggregate of 50% of the voting power of ViaWest’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 20% of the voting power of ViaWest’s outstanding voting securities on the date of this Agreement; or (E) a bankruptcy proceeding or the appointment of a trustee.

(d) Acknowledgement.  Each of CTI and Seller acknowledges and agrees that the covenants set forth in this Section 5.8 are reasonable and necessary in terms of time, area, line of business and/or subject matter to protect Buyer’s legitimate business interests, which include its interests in protecting (i) valuable confidential Business information, (ii) substantial relationships with the customers of the Business, and (iii) customer goodwill associated with the ongoing Business, and that Buyer would not have entered into this Agreement or the transactions contemplated hereby if not for the provisions of this Section 5.8.  It is the intention of the parties hereto that if any restriction or covenant contained in this Section 5.8 is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, and the court making such determination shall have the power to reform such provision to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under applicable Law.  Such provision as modified in accordance with the foregoing shall then be enforced.

5.9 Tax Cooperation and Exchange of Information

Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.  Seller and Buyer will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.9.  Each of Seller and Buyer will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (b) six years following the due date (without extension) for such Tax Returns.  Any information obtained under this Section 5.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

5.10 Conveyance Taxes

Buyer and Seller shall each pay fifty percent (50%) of all Conveyance Taxes incurred as a result of the transactions contemplated hereby.  Buyer and Seller shall jointly file all required change of ownership and similar statements.

5.11 Intentionally Omitted

5.12 Title Insurance

Seller shall provide affidavits and indemnities in customary form and delivered by Seller, as reasonably required by Buyer’s title insurer to induce such insurer to issue owner’s policies of title insurance for the Real Property including fee title to the Owned Real Property and leasehold title to the Leased Real Property, in each case, subject only to Permitted Liens and containing or accompanied by such affirmative insurance and endorsements as Buyer shall reasonably request; provided, however, that in no event shall any such affidavit or indemnity (a) require Seller to make any representation or warranty more expansive in scope than those made pursuant to this Agreement, or (b) require Seller to provide indemnification with respect to Liens that are Permitted Liens hereunder.  Any title policy obtained in connection with Buyer’s acquisition of the Real Property shall be at Sellers’s sole cost and expense.  Any title policy obtained in connection with Buyer’s financing of the Real Property shall be at Buyer’s sole cost and expense.

5.13 Collection of Receivables

Seller agrees that, from and after the Closing, Buyer shall have the right and authority to collect for Buyer’s own account or for the account of its Affiliates all Receivables.  Buyer shall have the right to endorse with the name of Seller any checks received on account of any Receivables.  Seller agrees to promptly transfer and deliver to Buyer, any cash or property that Seller or its Affiliates may receive in respect of any Receivables.

5.14 Collection of Other Payments

In addition to the obligations set forth above in Section 5.13, if, at any time or from time to time after the Closing, Seller or any of its Affiliates receive any cash payments in respect of the Purchased Assets (including cash Insurance and Condemnation Proceeds) (the “Post-Closing Collection Amounts”), (a) such Post-Closing Collection Amounts shall be received by the receiving party as agent for and on behalf of Buyer, and (b) the receiving party shall promptly notify Buyer thereof and shall promptly remit all such receipts to Buyer as soon as practicable, shall provide to Buyer appropriate information as to the nature, source and classification of such payment and shall instruct the payer to make all future payments to Buyer.  Seller shall cause its Affiliates to comply with the provisions of this Section 5.14.

5.15 Non-Assignable Assets

Nothing in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, license, certificate, approval, authorization or other right, which by its terms or by Law (i) is nonassignable without the consent, approval, waiver or authorization of or the provision of notice to or an express assumption by the assignee thereof delivered to any third party or making of a filing with a third party or a Governmental Entity (collectively, “Authorizations”), or (ii) is cancellable by a third party in the event of an assignment (“Non-Assignable Assets”), unless and until such Authorization shall have been obtained.  Seller shall use commercially reasonable efforts to obtain all such Authorizations as promptly as practicable following the Closing, to the extent not obtained prior to the Closing, and Buyer shall use commercially reasonable efforts to cooperate with and assist Seller, at Seller’s request, in obtaining such Authorizations.  To the extent permitted by applicable Law, in the event Authorizations to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account, and Buyer shall as promptly as practicable following the Closing use commercially reasonable efforts to obtain such assignment or such Non-Assignable Assets in its own name.  The parties shall cooperate to take or cause to be taken such actions in Seller’s name or otherwise as reasonably may be necessary so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.  Prior to the date hereof, Seller shall have delivered to Buyer a list of Non-Assignable Assets and the required Authorizations thereunder.

5.16 Severance Obligations

To the extent not paid as of the Closing, Seller shall pay, or cause to be paid, all Severance Obligations as and when due.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller

Subject to the provisions of this Article VI, from and after Closing, Seller and CTI, shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnitees”) from and against Losses, without duplication, whether or not involving a Third Party Claim, suffered, sustained, incurred or paid by any Buyer Indemnitee which arise out of, result from or relate to:

(a) any breach of any representation or warranty made by Seller and CTI in this Agreement (other than the Special Representations and Warranties in Article III) (it being understood that for purposes of this Article VI, such representations and warranties, other than the representations and warranties contained in Sections 3.6, 3.8, 3.10 (other than Section 3.10(b)), 3.12, 3.14 and 3.16, shall be interpreted without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or terms of similar import);

(b) any breach of any Special Representations and Warranties in Article III (it being understood that for purposes of this Article VI, such representations and warranties (other than the representations and warranties contained in Section 3.1(b)) shall be interpreted without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or terms of similar import);

(c) any breach of any covenant made by Seller and CTI in this Agreement (other than any covenant made by Seller and CTI in Sections 2.5(e), 5.3 and 5.8);

(d) any breach of any covenant made by Seller and CTI in Sections 2.5(e), 5.3 and 5.8;

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or, prior to the Closing, Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby;

(f) the Excluded Assets; or

(g) the Excluded Liabilities.

6.2 Indemnification by Buyer

From and after Closing, Buyer and ViaWest, shall, jointly and severally, indemnify, defend and hold harmless Seller and its Affiliates (the “Seller Indemnitees”) from and against any Losses, without duplication, whether or not involving a Third Party Claim, suffered, sustained, incurred or paid by any Seller Indemnitee which arise out of, result from or relate to:

(a) any breach of any representation or warranty made by Buyer and ViaWest in this Agreement (other than the Special Representations and Warranties in Article IV) (it being understood that for purposes of this Article VI, such representations and warranties shall be interpreted without giving effect to any qualifications or limitations as to “materiality” or terms of similar import);

(b) any breach of any Special Representations and Warranties in Article IV (it being understood that for purposes of this Article VI, such representations and warranties shall be interpreted without giving effect to any qualifications or limitations as to “materiality” or terms of similar import);

(c) any breach of any covenant made by Buyer and ViaWest in this Agreement (other than any covenant made by Buyer and ViaWest in Sections 2.5(e) and 5.3);

(d) any breach of any covenant made by Buyer and ViaWest in Sections 2.5(e) and 5.3;

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer in connection with any of the transactions contemplated hereby;

(f) the Assumed Liabilities; or

(g) the Purchased Assets.

6.3 Indemnification Procedure – Third Party Claims

(a) Promptly after receipt by an indemnified party of notice of a claim from a third party (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, such indemnified party shall, if a claim is to be made against an indemnifying party, promptly give notice to the indemnifying party of such Third Party Claim, which notice shall include a reasonably specific description of the basis for such claim, the amount (if known) of asserted Losses and such other material information as is reasonably available regarding the Third Party Claim.  Notwithstanding the foregoing, the failure to notify or any delay in notifying the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give or delay in giving such notice, and then only to the extent of such prejudice.

(b) The indemnifying party will have the right, but not the obligation, upon written notice delivered to the indemnified party within thirty (30) days after receipt of notice of a Third Party Claim acknowledging its obligation to indemnify the indemnified party for any Losses (subject to any limitations set forth in this Article VI) resulting from such Third Party Claim, to defend the indemnified party against such Third Party Claim with counsel of its choice reasonably satisfactory to the indemnified party; provided, however, that the indemnifying party will not be entitled to assume (or, in the case of clause (ii) below, will be entitled to assume jointly with the indemnified party) the defense of any Third Party Claim if (i) such claim, based on the remedy being sought, could result in criminal Liability of, or equitable remedies against, the indemnified party; (ii) the indemnified party reasonably believes (based upon the advice of its counsel) that the interests of the indemnifying party and the indemnified party with respect to such claim are in material conflict with one another, and as a result, the indemnifying party could not adequately represent the interests of the indemnified party in such claim; or (iii) the claim is subject to the Maximum Amount and asserts an amount of Losses which, when taken together with all amounts paid to the indemnified party for resolved indemnification claims that are subject to the Maximum Amount and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims that are subject to Maximum Amount, exceeds the amount of the Maximum Amount.

(c) During the thirty (30) day period described in Section 6.3(b) (or until the indemnifying party delivers a written notice assuming the defense of the applicable Third Party Claim in accordance with Section 6.3(b)), the indemnified party may (at the indemnified party’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim.  In the event, however, that the indemnifying party declines or fails to assume the defense of the Third Party Claim on the terms provided in Section 6.3(b) or to employ counsel reasonably satisfactory to the indemnified party, in either case, within such thirty (30) day period, or if the indemnifying party is not entitled to assume the defense of the Third Party Claim in accordance with Section 6.3(b), then the indemnifying party shall pay the reasonable and documented fees and disbursements of counsel for the indemnified party as incurred; provided, however, that the indemnifying party shall not be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any jurisdiction in any single Action.  In any Third Party Claim for which indemnification is being sought hereunder, the indemnified party or the indemnifying party, whichever is not assuming the defense of such claim, shall have the right, by counsel or other representative of its own choosing and at its sole cost and expense, to consult and participate in such Third Party Claim, and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Third Party Claim.

(d) Notwithstanding anything to the contrary set forth in this Section 6.3, (i) the indemnifying party shall not, without the prior written consent of the indemnified party (such consent not to be unreasonably delayed or withheld), consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim unless the judgment or proposed settlement or compromise (A) involves only the payment of money damages that is payable in full by the indemnifying party and does not impose an injunction, other equitable relief or term upon the indemnified party that in any manner affects, restrains or interferes with the business of the indemnified party or any of the indemnified party’s Affiliates, (B) includes an unconditional release of the indemnified party and its officers, directors, employees and Affiliates from all Liability arising out of such claim and (C) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the indemnified party, and (ii) the indemnified party shall not, without the prior written consent of the indemnifying party (such consent not to be unreasonably delayed or withheld), consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim if the indemnifying party shall have any Liability as a result thereof.

6.4 Indemnification Procedure – Other Claims

A claim for indemnification pursuant to this Article VI for any matter not involving a Third Party Claim shall be asserted by an indemnified party by notice to the indemnifying party, which notice shall include a reasonably specific description of the basis for such claim and the amount (if known) of asserted Losses.  Notwithstanding the foregoing, the failure to notify or any delay in notifying the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give or delay in giving such notice, and then only to the extent of such prejudice.  In the event the indemnifying party disputes its Liability with respect to such claim, as promptly as possible, such indemnified party and the appropriate indemnifying party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount, if any, of such claim, the indemnifying party shall pay, or cause to be paid, to the indemnified party by wire transfer of immediately available funds to an account designated by the indemnified party, an amount equal to such claim as determined hereunder, subject to the limitations set forth in Section 6.5.

6.5 Limitations

(a) Except with respect Sections 2.5(e) 2.7, 5.3 and 5.8 and in the case of actual fraud, from and after the Closing the sole and exclusive remedy for all claims, whether in contract, tort, statutory claim or otherwise, resulting from, arising out of, relating to, in the nature of, or caused by any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty or covenant contained in this Agreement or any certificate delivered hereunder shall be indemnification in accordance with this Article VI.

(b) All representations and warranties in this Agreement other than the Special Representations and Warranties and the Tax and Environmental Representations and Warranties shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect until December 31, 2011 (provided, that any indemnification obligations in respect of any claim for breach of any such representations and warranties asserted prior to December 31, 2011, and in accordance with this Article VI, shall survive until such claim is resolved or disposed of in accordance with the terms hereof).

(i) The Tax and Environmental Representations and Warranties shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions) with respect to the particular matter that is the subject matter thereof (provided, that any indemnification obligations in respect of any claim for breach of any Tax and Environmental Representations and Warranties asserted prior to the expiration of the survival period applicable to such representations and warranties, and in accordance with this Article VI, shall survive until such claim is resolved or disposed of in accordance with the terms hereof).

(ii) The Special Representations and Warranties shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect forever.

(iii) All covenants shall survive the Closing in accordance with their express terms, provided that any indemnification obligations applicable to any breach of any representation or warranty shall terminate and expire upon the expiration of the survival period applicable to such representation or warranty (provided, that any indemnification obligations in respect of any claim for breach of any covenant or any such representations and warranties asserted prior to the expiration of the survival period applicable to such covenant or representations and warranties, and in accordance with this Article VI, shall survive until such claim is resolved or disposed of in accordance with the terms hereof).

(c) Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 6.1):

(i) Neither Seller nor CTI shall have any obligation to indemnify any Buyer Indemnitee from and against any Losses pursuant to Section 6.1(a) and until the aggregate amount of Losses pursuant to Section 6.1(a) that the Buyer Indemnitees have suffered, sustained, incurred and/or paid exceeds Two Hundred Thousand Dollars ($200,000) (the “Deductible Amount”), and then Seller shall be liable for Losses only to the extent such aggregate Losses exceed the Deductible Amount, subject to the limitations below;

(ii) Neither Buyer nor ViaWest shall have any obligation to indemnify any Seller Indemnitee from and against any Losses pursuant to Section 6.2(a) until the aggregate amount of Losses pursuant to Section 6.2(a) that the Seller Indemnitees have suffered, sustained, incurred and/or paid exceeds the Deductible Amount, and then Buyer shall be liable for Losses only to the extent such aggregate Losses exceed the Deductible Amount, subject to the limitations below;

(iii) Neither Seller nor CTI shall have any obligation to indemnify any Buyer Indemnitee from and against any Losses pursuant to Section 6.1(a), and neither Buyer nor ViaWest shall have any obligation to indemnify any Seller Indemnitee from and against any Losses pursuant to Section 6.2(a), in each case, for any individual item where the claim for Losses related thereto is less than Twenty Thousand Dollars ($20,000); provided, however, that substantially related items or items having a common root cause or origin shall be aggregated for purposes of this Section 6.5(c)(iii);

(iv) the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.1(a) and (c) which may be recovered from Seller and CTI, and the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.2(a) and (c) which may be recovered from Buyer and ViaWest, in each case, shall not exceed the lesser of (A) the Earn-Out Amount or (B) an amount equal to Seven Million Two Hundred Twenty Five Thousand Dollars ($7,225,000) (the “Maximum Amount”); provided, that the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.1(a), (c) and (d) (to the extent arising out of or resulting from a breach of any covenant under Section 5.8(c) that occurs after the second anniversary of the date hereof or any breach of Section 2.5(e)) which may be recovered from Seller and CTI, and the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.2(a), (c) and (d) (to the extent arising out of or resulting from any breach of Section 2.5(e)) which may be recovered from Buyer and ViaWest, in each case, shall not exceed an amount equal to Eight Million Five Hundred Thousand Dollars ($8,500,000); provided, further, that, for the avoidance of doubt, references to Section 6.1(c) in this Section 6.5(c)(iv) shall not apply to Seller’s and CTI’s covenants in Section 6.8.

(v) the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.1(b), (d), (e), (f) and (g) which may be recovered from Seller and CTI, and the maximum amount of indemnifiable Losses arising out of or resulting from the causes set forth in Section 6.2(b), (f), (e), (f) and (g) which may be recovered from Buyer and ViaWest, in each case, shall not exceed an amount equal to the Purchase Price; and

(vi) neither party hereto shall have any Liability under any provision of this Agreement or any Ancillary Agreement for any punitive, consequential, indirect or special damages relating to the breach or alleged breach of this Agreement or any Ancillary Agreement, except such Losses (A) actually awarded pursuant to a Third Party Claim and/or (B) in the case of consequential or indirect damages (including diminution in value of the Purchased Assets), to the extent such damages are reasonably foreseeable; provided that no such damages (if any) described in this clause (B) shall be subtracted from the Earn-Out Amount in calculating the Net Earn-Out Amount payable pursuant to Section 2.7(e).

For purposes of this Agreement, the “Special Representations and Warranties” shall consist of the representations and warranties set forth in Sections 3.1, 3.2, and 3.3 and Sections 4.1, and 4.2 of this Agreement and the “Tax and Environmental Representations and Warranties” shall consist of the representations and warranties set forth in Sections 3.12 and 3.18 of this Agreement.

(d) In the event that any Losses incurred by a party for purposes of this Article VI are potentially covered by insurance, the indemnified party agrees to use reasonable efforts to seek recovery under such insurance and any such insurance recovery (net of costs of recovery, retroactive or prospective premium adjustments, and chargebacks related to such insurance claim and any loss or reduction in coverage as a result of such insurance claim) shall reduce the amount of Losses payable by the indemnified party.  If the indemnified party receives any amounts under applicable insurance policies subsequent to an indemnification payment by the indemnifying party, then the indemnified party shall promptly reimburse the indemnifying party for any reasonable payment made or expense incurred by such indemnifying party in connection with making such indemnification payment up to and including the amount received by the indemnified party, net of the indemnified party’s costs of recovery of such amount, retroactive or prospective premium adjustments, and chargebacks related to such insurance claim and any loss or reduction in coverage as a result of such insurance claim.  Each party acknowledges and agrees that such party shall, in accordance with applicable Law, use commercially reasonable efforts to mitigate any Losses incurred by such party that result or arise from any breach of this Agreement or any Ancillary Agreement.

6.6 Offset of Seller Indemnification Obligations

.  In the event that, on or prior to the Earn-Out Determination Date, Seller or CTI shall be obligated to pay to any Buyer Indemnitee an amount in respect of any indemnification claim finally determined pursuant to this Article VI, Seller shall be entitled to elect, by written notice to Buyer (and such Buyer Indemnitee, if other than Buyer), that such amount, in lieu of cash payment thereof to such Buyer Indemnitee, be offset against the Earn-Out Amount (it being understood that the maximum aggregate amount of indemnity claims that Seller shall be entitled to offset pursuant to this sentence shall be Eight Million Five Hundred Thousand Dollars ($8,500,000)).  In accordance with Section 2.7, as of the Earn-Out Determination Date, all amounts elected to be offset by Seller pursuant to the immediately preceding sentence shall be subtracted from the Earn-Out Amount in determining the Net Earn-Out Amount payable (if any) to Seller.  Notwithstanding the foregoing, if, on the Earn-Out Determination Date, the sum of all claims made by Buyer Indemnitees and finally determined pursuant to the terms of Article VI and not paid as of the Earn-Out Determination Date (whether pursuant to Seller’s right of offset under this Section 6.6 or otherwise) (including, for the avoidance of doubt, any claim in respect of the Reconciling Adjustment Amount (if any) payable by Seller to Buyer pursuant to Section 2.5(e)(ii)) exceeds the Earn-Out Amount, then, within five (5) Business Days, Seller shall, subject to Sections 6.5(c)(iv) and 6.5(c)(v), pay, or cause to be paid, to Buyer by wire transfer of immediately available funds to an account designated by Buyer, the amount of such excess (other than to the extent such excess (if any) is in respect of Losses arising out of or resulting from the causes in Section 6.1(a) or (c) but not, for the avoidance of doubt, Section 6.1(b), (d), (e), (f) or (g)).

6.7 Treatment of Indemnity Payments

.  Any amount paid under this Article VI directly or indirectly to any Buyer Indemnitee shall be treated as an adjustment to the Purchase Price unless a final determination of Liability by a Governmental Entity or change in applicable law (including a revenue ruling or other similar pronouncement) causes any such amount not to constitute an adjustment to the Purchase Price for Tax purposes.

6.8 West Data Center Property

(a) Subject to the provisions of Article VI, from and after Closing, Seller and CTI, shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and against all Losses (including any costs necessary to perform remedial or corrective action to discharge obligations imposed by Environmental Laws, including remedial or corrective action described in Exhibit H), whether or not involving a Third Party Claim, suffered, sustained, incurred or paid by any Buyer Indemnitee which arise under Environmental Laws to the extent arising out of, resulting from or relating to any Release of Hazardous Materials on or prior to the Closing Date on, in, under or about Seller’s West Data Center and any passive migration of any such Released Hazardous Materials; provided that the maximum amount of indemnifiable Losses (including any costs necessary to perform remedial or corrective action to discharge obligations imposed by Environmental Laws) which may be recovered from Seller and CTI pursuant to this Section 6.8(a) shall not exceed an amount equal to the Purchase Price.  Notwithstanding the foregoing, Seller and CTI shall not be liable for Losses relating to the Pre-Existing Environmental Condition to the extent that (i) Buyer’s or ViaWest’s act(s) including excavation, construction and digging results, directly or indirectly, in such Losses or (ii) Buyer’s or ViaWest’s failure to act in a commercially reasonable manner consistent with a prudent data center manager unaware of the existence of the Pre-Existing Environmental Condition results, directly or indirectly, in such Losses (except that this clause (ii) shall not apply with respect to the matters described in Exhibit H), unless Seller or CTI shall have given prior written consent to the taking of such action by ViaWest or Buyer (such consent not to be unreasonably withheld, it being understood that Seller’s or CTI’s failure to consent shall be deemed unreasonably withheld to the extent Consonus, Inc. or Questar Gas Company (or, in each case, any successor thereto) shall have consented to the taking of such action by ViaWest or Buyer).  For the avoidance of doubt, in the event that Buyer or ViaWest is required to take any action to discharge obligations imposed by Environmental Laws and the taking of any such action is prohibited by clause (i) or (ii) of this Section 6.8(a), and Seller and/or CTI do not give their consent to the taking of any such action, Seller and CTI shall be liable for any Losses to the extent arising out of, resulting from or relating to Buyer’s failure to take such action.

(b) Upon ViaWest’s request, (i) at any time as determined by ViaWest in its sole discretion or (ii) prior to any dissolution, winding up, merger or other similar transaction where Seller shall not survive, or a liquidation or sale of all or substantially all of the assets of Seller (including, in each case, its rights to indemnification pursuant to the Questar APA), Seller shall, and CTI shall cause Seller to, assign its rights to indemnification pursuant to the Questar APA (or any provisions thereof), to ViaWest or CTI as determined by ViaWest in its sole discretion.  In the event of (A) any such assignment pursuant to clause (i) of this Section 6.8(b) only, Seller and CTI (other than in the case of any such assignment to CTI) shall be relieved of their obligations under this Section 6.8; and (B) any such assignment pursuant to either clause (i) or (ii) of this Section 6.8(b), Buyer and ViaWest shall, jointly and severally, indemnify, defend and hold harmless Seller and CTI from and against all Losses to the extent (and solely to the extent) that ViaWest is actually indemnified for such Losses by Consonus, Inc. and/or Questar InfoComm, Inc. (or any successors thereto) pursuant to the Questar APA.  In furtherance of the foregoing, Seller and CTI shall provide written notice to Buyer and ViaWest at least thirty (30) days prior to any dissolution, winding up, merger or other similar transaction where Seller shall not survive, or any liquidation or sale of all or substantially all of the assets of Seller (including, in each case, its rights to indemnification pursuant to the Questar APA).

ARTICLE VII

MISCELLANEOUS

7.1 Assignment; Binding Effect

This Agreement and the rights hereunder may not be assigned by a party without the prior written consent of the other party, except that (a) Buyer may assign this Agreement and all of its rights and obligations hereunder to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all of the assets of Buyer or any of its Subsidiaries and (b) Seller may assign this Agreement and all of its rights and obligations hereunder to CTI; provided that, such assignee agrees to be bound by all of Buyer’s obligations hereunder, including, without limitation, preparing the Earn-Out Determination Report and paying the Net Earn-Out Amount, and; provided further, that (i) prior to the payment of the Net Earn-Out Amount (or, if no Net Earn-Out Amount is payable, the Earn-Out Determination Date), such assignment by Buyer and/or ViaWest shall not relieve Buyer or ViaWest, as applicable, of any of their obligations hereunder and after such date and prior to the earlier of (A) the date on which there are no unresolved indemnity claims made by Buyer Indemnitees outstanding and (B) the date on which the aggregate amount of all such unresolved indemnity claims made by Buyer Indemnitees is funded into escrow in accordance with Section 2.7(g), such assignment shall not relieve Buyer or ViaWest, as applicable, of any of their obligations under Section 2.7 and (ii) prior to the date that the Reconciling Adjustment Amount is finally determined and paid (to the extent payable by Seller) pursuant to Section 2.5, such assignment by Seller shall not relieve Seller of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof.

7.2 Governing Law

This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.3 Specific Performance; Consent to Jurisdiction

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement (including Sections 5.3 and 5.8) were not performed in accordance with their specific terms or were otherwise breached and that the damages resulting from any such breach would not be readily susceptible to being measured in monetary terms.  Accordingly, it is agreed that the parties shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms and provisions of this Agreement, in each case without proof of actual damages, and each party waives any requirement for the securing or posting of any bond in connection with any such remedy.  The parties further agree that the remedies provided for in this Section 7.3(a) shall be in addition to, and not in limitation of, any other remedies that may be available to a party whether at law or in equity, including monetary damages.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party in accordance with the terms of Section 7.5 below and nothing in this Section 7.3(b) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the exclusive personal jurisdiction of any New York state courts and any Federal court sitting in New York, New York (the “Chosen Courts”) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court and (iv) agrees that it will not bring any Action (whether based on contract, tort or otherwise) relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  Each of Seller and Buyer agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

7.4 Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.5 Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or if sent by United States certified mail, return receipt requested, with postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile (receipt of which is confirmed) or receipted overnight courier services shall be deemed duly given on the Business Day of delivery if delivered prior to 5:00 p.m. local time or on the following Business Day if delivered after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties hereto as follows:

If to Buyer or ViaWest, to:

VW Acquisition Corp. (c/o ViaWest)
ViaWest, Inc.

1200 Seventeenth Street, Suite 1150

Denver, CO 80202

Attention:  General Counsel

Telecopier:  (720) 891-1024

with copies (which shall not constitute notice), in the case of notice to Buyer, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:  Ariel J. Deckelbaum

Telecopier: (212) 757-3990

If to Seller or CTI, to:

Consonus Acquisition Corp. (c/o KLI)
Consonus Technologies, Inc. (c/o KLI)

Knox Lawrence International, LLC

445 Park Avenue, 20th Floor

New York, New York 10022

Telecopier: (212) 792-0920

Attention: Frank Asanti-Kissi

with copies (which shall not constitute notice), in the case of notice to Seller, to:

360 Venture Law (Shmalo Lang) LLP

PO Box 77365

Atlanta, GA 30357

Attention:  Steven H. Lang, Esq.

Telecopier:  (404) 420-2169

7.6 Expenses

Except as otherwise expressly provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

7.7 Entire Agreement

This Agreement (including the Exhibits and Schedules hereto, including the Seller Disclosure Letter), and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of any of the Ancillary Agreements, which shall survive and remain in effect until expiration or termination thereof in accordance with their respective terms and this Agreement.

7.8 Interpretation

The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Exhibit or Appendix, such reference shall be to an Article or Section of, or an Exhibit or Appendix to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes and all regulations promulgated thereunder.  References to documents or records herein shall include physical and electronic versions thereof.  References to a Person are also to its permitted successors and assigns.  All references to “dollars” or “$” refer to currency of the United States of America.  When a reference is made in this Agreement to a “director” of any party, or any of such party’s Affiliates, such reference shall be to a member of the board of directors or equivalent board of such entity.

7.9 Disclosure

Any fact or item disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement where the relevance of such disclosure would be readily apparent on its face without further investigation, or knowledge, of facts, circumstances, events, changes or conditions not otherwise disclosed in this Agreement or the Seller Disclosure Letter, or the need to examine any underlying documentation, in each case even if there is no reference to the Seller Disclosure Letter in any such representation and warranty or the disclosure in the Seller Disclosure Letter does not reference any such representation and warranty, and in the case of any such other representation and warranty even if the disclosure in the Seller Disclosure Letter does not reference the section or subsection of this Agreement in which it is set forth.  The disclosure of a particular item of information in the Seller Disclosure Letter shall not constitute an admission by Seller that such item is material, that such item has had or would have a Material Adverse Effect or that the disclosure of such item is required to be made under the terms of this Agreement.

7.10 Amendment and Waiver

This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or operate as a waiver of any rights or privileges hereunder (including the right to claim indemnification for Losses related thereto), except to the extent expressly waived in such written instrument.

7.11 Third-party Beneficiaries

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

7.12 Severability

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

7.13 Counterparts; Facsimile Signatures

.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

7.14 Non-Recourse

(a) None of Buyer’s, ViaWest’s, Seller’s or CTI’s former, current or future stockholders, Affiliates, general or limited partners, controlling persons, members, managers, agents or Representatives or any former, current or future stockholders, general or limited partners, controlling persons, members, managers, agents or Representatives of the foregoing (the “Non-Recourse Persons”), in each case other than the Limited Guarantors (severally and not jointly, to the extent expressly set forth in the Limited Guaranty) and KLI (to the extent expressly set forth in the Non-Competition, Non-Solicitation and Confidentiality Agreement), shall have any Liability for any Liabilities of Buyer, ViaWest, the Limited Guarantors, Seller, CTI and KLI for any Action (whether in tort, contract or otherwise) for a breach of this Agreement or in respect of oral representations made or alleged to be made in connection herewith, (b) no such parties shall have any rights of recovery in respect hereof against any Non-Recourse Persons and (c) no Liability shall attach to any Non-Recourse Person through Buyer, ViaWest, the Limited Guarantors, Seller, CTI or KLI (whether by or through attempted piercing of the corporate veil, by or through an Action (whether in tort, contract or otherwise) by or on behalf of Buyer, ViaWest, the Limited Guarantors, Seller, CTI or KLI against any Non-Recourse Person or otherwise).

[Signature Page Follows]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

 [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:

VW ACQUISITION CORP.

By:	/s/ Michael Krza
Name:	Michael Krza
Title:	Chief Financial Officer

VIAWEST, INC.

By:	/s/ Michael Krza
Name:	Michael Krza
Title:	Chief Financial Officer

SELLER:

CONSONUS ACQUISITION CORP.

By:	/s/ Nana Baffour
Name:	Nana Baffour
Title:	Chairman

CTI:

CONSONUS TECHNOLOGIES, INC.

By:	/s/ Nana Baffour
Name:	Nana Baffour
Title:	Executive Chairman

[Signature Page to Consonus Asset Purchase Agreement]

ANNEX I

Seller Ancillary Agreements and Other Deliverables

1.           Transition Services Agreement

2.           CTI Letter Agreement

3.           Non-Competition Non-Solicitation and Confidentiality Agreement

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ANNEX II

Buyer Ancillary Agreements and Other Deliverables

1.           Transition Services Agreement

2.           [*]

* [*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT A

Applicable Accounting Principles

Applicable Accounting Principles

           The following will apply for purposes of calculating the Net Working Capital set forth in the Pre-Closing Statement, the Proposed Closing Statement and the Definitive Closing Statement:

1.	Except as otherwise set forth in this Exhibit A, Net Working Capital will be calculated in accordance with GAAP.

2.
Net Working Capital will be calculated as of 11:59 p.m. Mountain Time on the date preceding the Closing Date, as if the day immediately prior to the Closing Date was the normal fiscal year-end date of Seller.

3.	Net Working Capital will be calculated without giving effect to any of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.
Net Working Capital (as set forth in the Pre-Closing Statement, the Proposed Closing Statement and the Definitive Closing Statement) will be presented in a manner consistent (in format) with the preparation of the sample calculation of Net Working Capital set forth on Exhibit F.

5.	“Working Capital Assets” means the current assets of Seller, with only the exceptions and clarifications contained herein.

•
Working Capital Assets will exclude all cash and cash equivalents, securities, and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including Insurance and Condemnation Proceeds.

•
For the avoidance of doubt, the parties acknowledge that, without limitation, the following categories of current assets are expected to be included in Working Capital Assets:  (a) accounts receivables, (b) other current assets (which includes prepaid expenses (other than prepaid Delaware franchise Taxes)) and (c) deferred support costs (current and long-term portion).

6.	“Working Capital Liabilities” means the current liabilities of Seller, with only the exceptions and clarifications contained herein.

•
Working Capital Liabilities will exclude (a) all expenses incurred in connection with the transactions contemplated by this Agreement, (b) Indebtedness (including the current portion thereof), (c) accounts payable relating to capital expenditures and (d) Severance Obligations, (e) Excluded Employee Liabilities and (f) accrued Delaware franchise Taxes.

•
For the avoidance of doubt, the Parties acknowledge that, without limitation, the following categories of current liabilities are expected to be included in Working Capital Liabilities:  (a) trade accounts payable (excluding accounts payable relating to capital expenditures), (b) accrued liabilities (excluding Severance Obligations and Excluded Employee Liabilities), (c) deferred revenue (current and long-term portion) and (d)  income taxes payable, with the exception of accrued Delaware franchise taxes.

7.
Intercompany accounts between Seller, on the one hand, and CTI and/or any of CTI’s Subsidiaries or other Affiliates (including KLI), on the other hand, including any intercompany payables, receivables or prepaid expenses in connection with fees, costs and expenses of Seller’s or CTI’s board of directors, will not be included as a Working Capital Liability or a Working Capital Asset.

8.	No amounts will be included as Working Capital Assets or Working Capital Liabilities for current, long-term or deferred Taxes imposed on, or measured by reference to, income or gain.

EXHIBIT B

Form of Assignment of Lease

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (this “Assignment”) is executed by Consonus Acquisition Corp., a Delaware corporation (“Assignor”), in favor of VW Acquisition Corp., a Delaware corporation (“Assignee”) as of _____________, 2010 (the “Effective Date”).

RECITALS

A.           Assignor and Assignee entered into that certain Asset Purchase Agreement dated as of the date hereof (the “Agreement”) with respect to the sale of certain assets and this Assignment is executed pursuant to and in accordance with the Agreement. Capitalized terms not otherwise defined in this Assignment have the meaning given to them in the Agreement.

B.           Assignor, as tenant, and _________________, a __________________, as landlord (“Landlord”), entered into that certain [Lease] dated _______________, [as amended by ____________________, and as assigned by _________________] (collectively the “Lease”), under which Assignor leases _____________________ located at _____________________________, Utah.

C.           Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Lease, and Assignee desires to accept Assignor’s rights and assume Assignor’s duties and liabilities under the Lease.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1) Assignment and Assumption.  Effective as of the Effective Date, Assignor hereby conveys, transfers, and assigns to Assignee all of Assignor’s right, title and interest in, to and under the Lease. Assignee hereby accepts the foregoing assignment and agrees to be bound by the Lease, and to keep, perform, and assume (a) all of the obligations and agreements of the tenant under the Lease from and after the Effective Date, and (b) pursuant to Section 2.2(a)(1) of the Agreement, any additional Liabilities under the Lease, to the extent such Liabilities are included in the calculation of Definitive Net Working Capital and set forth in the Pre-Closing Statement and the Definitive Closing Statement.

2) [IF APPLICABLE:  Security Deposit.  Assignor and Assignee acknowledge and agree that the security deposit under the Lease in the amount of $_____________: (i) shall be assigned to Assignee; (ii) shall continue to be deemed the security deposit under the Lease; and (iii) Assignor shall not be entitled to a return of the security deposit.]

3) Further Assurances.  Assignor and Assignee each agree, at any time and from time to time following a written request from the other or from Landlord, to execute and deliver to the requesting party and its successors and assigns, any additional or confirmatory instruments and take such further acts as may be reasonably requested, to evidence fully the assignment contained herein.

4) Successors and Assigns.  The terms of this Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5) Counterparts.  This Assignment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Lease as of the day and year first written above.

Assignor:

CONSONUS ACQUISITION CORP.,
a Delaware corporation

By:	/s/
Name:
Title:

[Assignee’s Signature Page Follows]

Assignee:

VW ACQUISITION CORP., a Delaware corporation

By:	/s/
Name:
Title:

 EXECUTION VERSION

EXHIBIT C

Form of Bill of Sale and Assignment and Assumption Agreement

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”), dated as of October 1, 2010, by and between Consonus Acquisition Corp., a Delaware corporation (“Seller”), and VW Acquisition Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), by and among Consonus Technologies, Inc., a Delaware corporation, Seller, ViaWest, Inc., a Colorado corporation, and Buyer, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer has agreed to purchase and obtain the assignment from Buyer of, all of Seller’s right, title and interest in the Purchased Assets, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

WHEREAS, the execution and delivery of this Bill of Sale by Seller is to be effected at the Closing in accordance with the terms of the Asset Purchase Agreement.

WHEREAS, Buyer has agreed to assume the Assumed Liabilities as a material part of the consideration for the sale and assignment of the Purchased Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement, Seller and Buyer hereby agree as follows:

Purchase and Sale of Assets.  On the date hereof, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and obtains the assignment from Seller of, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in the Purchased Assets.

Excluded Assets.  Notwithstanding the foregoing or any other provision of this Bill of Sale, the Excluded Assets shall be retained by Seller.

Assumed Liabilities.  On the date hereof, Buyer hereby takes, accepts and assumes, and agrees to pay, perform, fulfill and faithfully discharge when due, each of the Assumed Liabilities.

Excluded Liabilities.  Notwithstanding the foregoing or any other provision of this Bill of Sale, Buyer will not assume or be liable for any of the Excluded Liabilities which Seller hereby agrees to satisfy and discharge in accordance with their terms.

Further Assurances.  Seller and Buyer each agree that they will take all appropriate action and execute any documents, instruments or conveyances of any kind, which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereby.

Amendment and Waiver.  Any provision of this Bill of Sale may be amended, supplemented, otherwise modified or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Bill of Sale, or in the case of a waiver, by the party against whom the waiver is to be effective.  No course of dealing between or among any Persons having any interest in this Bill of Sale will be deemed effective to modify or amend any part of this Bill of Sale or any rights or obligations of any Person under or by reason of this Bill of Sale.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Severability.  If any provision of this Bill of Sale shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue to give effect to the substantive rights and benefits intended to be conveyed upon the parties hereunder.

Complete Agreement; No Effect on Asset Purchase Agreement.  This Bill of Sale, the Asset Purchase Agreement (including the documents delivered at Closing pursuant thereto) and the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter of this Bill of Sale in any way.  Notwithstanding the foregoing, neither the making nor the acceptance of this Bill of Sale shall modify or restrict the terms of the Asset Purchase Agreement nor constitute a waiver or release of Seller of any representations, warranties, covenants, Liabilities or duties imposed upon it by the terms of the Asset Purchase Agreement, and in the event of any dispute between the terms hereof and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

Counterparts; Facsimile Signatures.  This Bill of Sale may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  For purposes of this Bill of Sale, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Governing Law.  This Bill of Sale shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Bill of Sale, on behalf of itself or its property, by personal delivery of copies of such process to such party in accordance with the terms of Section 7.5 of the Asset Purchase Agreement and nothing in this Section 11 of this Bill of Sale shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the exclusive personal jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court and (d) agrees that it will not bring any Action (whether based on tort, contract or otherwise) relating to this Bill of Sale or the transactions contemplated by this Bill of Sale in any court other than the Chosen Courts.  Each of Seller and Buyer agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of the day and year first written above.

CONSONUS ACQUISITION CORP.

By:	/s/
Name:
Title:

[Seller Signature Page to Bill of Sale and Assignment and Assumption Agreement]

VW ACQUISITION CORP.

By:	/s/
Name:
Title:

[Buyer Signature Page to Bill of Sale and Assignment and Assumption Agreement]

ACKNOWLEDGMENT

STATE OF                                            )

) ss.:

COUNTY OF                                        )

On the ____ day of _________, in the year 2010, before me, the undersigned, a notary public in and for said State, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument,  the individual, or the person upon behalf of which the individual acted, executed the instrument.

______________________________________
Notary Public

1

ACKNOWLEDGMENT

STATE OF                                            )

) ss.:

COUNTY OF                                        )

On the ____ day of _________, in the year 2010, before me, the undersigned, a notary public in and for said State, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument,  the individual, or the person upon behalf of which the individual acted, executed the instrument.

______________________________________
Notary Public

2

EXHIBIT D

Form of Deed

3

WHEN RECORDED, MAIL TO:

Tax Parcel No.

SPECIAL WARRANTY DEED

____________________, a ____________________ (“Grantor”), in consideration of the sum of Ten Dollars and other good and valuable consideration, in hand paid, hereby sells, transfers, conveys and warrants against all claiming by, through or under it, to ____________________, a ____________________ (“Grantee”), whose mailing address is ________________________________________, the following real property situated in _____________ County, State of Utah (the “Property”):

See Exhibit A attached hereto

Together with the benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in any way appertaining thereto, and any and all right, title, and interest of Grantor in and to adjacent roads, rights-of-way, mineral rights, water rights, and easements.

Grantor does hereby covenant to and with Grantee that Grantee is owner in fee simple of the Property and that Grantor will warrant and defend the same from all lawful claims whatsoever arising by, through and under Grantor and not otherwise.

Subject only to those exceptions and encumbrances described on the schedule attached hereto as Exhibit B.

IN WITNESS WHEREOF, Grantor has executed this instrument this _____ day of ______________________, 2010.

GRANTOR:
____________________, a ____________________

By:
Name:
Title:

4

STATE OF UTAH	)
):ss.
COUNTY OF ____________)

The foregoing instrument was acknowledged before me this ______ day of ______________, 2010, by _______________, the __________________ of ____________________, a ____________________.

__________________________________________
NOTARY PUBLIC
Residing at:
My Commission Expires:

__________________________

5

Exhibit A
to
Special Warranty Deed
Legal Description

Exhibit B
to
Special Warranty Deed

Permitted Title Exceptions

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT E

Earn-Out Calculation

1.           The Earn-Out Amount shall be calculated as follows:

(a)           If the Net Growth Percentage is equal to or greater than [*], then the Earn-Out Amount shall be equal to Eight Million Five Hundred Thousand Dollars ($8,500,000).

(b)           If the Net Growth Percentage is less than [*] and greater than [*], the Earn-Out Amount shall be equal to:

$8,500,000 x (Net Growth Percentage + [*]) / [*]

(c)           If the Net Growth Percentage is less than or equal to negative [*], then the Earn-Out Amount shall be equal to [*] Dollars [*].

2.           Definitions:  For purposes of this Exhibit E, the following terms shall have the meanings set forth below:

(a)           “Baseline MRR” means the Monthly Recurring Revenue generated by Seller from all Baseline Customers for the month ended [*].

(b)           “Baseline Customers” means each customer of Seller as of [*]that is listed on Attachment 1 hereto.

(c)           “Net Growth” means an amount equal to Earn-Out MRR minus Baseline MRR.

(d)           “Net Growth Percentage” means, a fraction (expressed as a percentage), the numerator of which is Net Growth and the denominator of which is Baseline MRR.

(e)           “Earn-Out Customers” means: (i) Baseline Customers; and (ii) any customers added by Seller as of the date hereof (A) from which Seller has recognized revenue during the period beginning on [*] and ending on [*] (excluding, for the avoidance of doubt, Baseline Customers) whose pricing is determined to be within the normal course of business (i.e., no excessive discounting) or (B) pursuant to a binding written agreement with Seller (or, in the case of CTI, with ViaWest) that are awaiting installation, in each case of clause (ii)(A) and (B), as listed on Attachment 2 hereto.  Any customers set forth on Attachment 2 pursuant to clause (ii)(B) that are not installed as customers within sixty (60) days after the date hereof shall be deemed removed from Attachment 2 for all purposes of Section 2.7 of the Agreement and this Exhibit H.

 (f)           “Earn-Out MRR” means, an amount equal to (i) the sum, for all Earn-Out Customers (other than CTI), of the Monthly Recurring Revenue generated by Buyer (together with any of its Affiliates) from each Earn-Out Customer (other than CTI) for the month ended [*], plus (ii) with respect to CTI, the lesser of (A) the Monthly Recurring Revenue generated by Buyer (together with any of its Affiliates) from CTI for the month ended [*] and (B) the amount of contracted monthly recurring revenue generated by Buyer (together with any of its Affiliates) pursuant to that certain master services agreement entered into by and between ViaWest and CTI as of the date hereof (as may be amended), minus (iii) the sum, for all Earn-Out Customers, of the Monthly Recurring Revenue generated by Buyer (together with any of its Affiliates) from each Earn-Out Customer for the last complete month prior to the Closing Date and listed on Attachment 3 hereto, minus (iv) the sum, for all Earn-Out Customers, of the Monthly Recurring Revenue generated by Buyer (together with any of its Affiliates), to the extent resulting from any acquisition by Buyer or any such Affiliate, acquired following the date hereof from each Earn-Out Customer for the last complete month prior to the date that each such Affiliate was acquired.

(g)           “Monthly Recurring Revenue” (“MRR”) means, with respect to each customer, the sum of contracted monthly services revenue for such customer, as determined and recognized in accordance with GAAP.  (For clarity, (a) earn-out MRR shall include revenue generated in the applicable month from a customer even if such customer has given a notification of future cancellation, and (b) for a customer that has signed a contract for service expansion, only revenue recognized in the applicable month (and not expected future period revenue level) shall be included.)  “Monthly Recurring Revenue” shall not include any revenue related to set-up fees.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Attachment 1 to Exhibit E

CAC [*] Revenue by Customer 2010
[*]	[*] MRR
Revenue Less Setup	(Including Bursting)

[*]

Total

	Recognize Credit Smart Deposit	[*]

	Total Revenue (excluding set up)	[*]

	Amount per Ledger	[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Attachment 2 to Exhibit E

New Customers

Account	DC	Term	MRR	Status

[*]	[*]	[*]	[*]	[*]

Signed billing not started yet

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Attachment 3 to Exhibit E

Customer Name	[*] 2010 MRR
[ *]	[*]
The greater of the [*]
 2010 Monthly Recurring Revenue or the contracted monthly recurring revenue (including monthly recurring revenue not yet installed; provided that such monthly recurring revenue is installed by [*] 2010) as of [*] 2011will be included in this calculation.

[*]	[*]
[*]	[*]
The greater of the [*] 2010 Monthly Recurring Revenue or the contracted monthly recurring revenue (including monthly recurring revenue not yet installed; provided that such monthly recurring revenue is installed by [*] 2010) as of [*] 2011will be included in this calculation.

[*]	[*]
[*]	[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT F

Sample Calculation of Net Working Capital

Annex A

Consonus Acquisition Corp - Target Working Capital

All Balances are based on July actuals, except where noted
		Net
Current Assets:	Components	Total
Cash		$0

Accounts Receivable
Gross AR	$7,823,969
Less AR: CTI	(6,873,136)
Less AR: STI	(556,318)	$394,516

Other current assets
Gross other current	$498,628
Less: Other taxes	(17,653)
Less: KLI Prepaid	(244,662)	$236,313

Def Support Cost - current		$183,467
Def Support Cost - long term		$420,459

Total Current assets		$1,234,756

Current Liabilities:
Accounts Payable
Gross AP	$941,241
Less Accrued Cap Ex	(212,344)
Less Accrued Interest	(46,829)
Less Accrued Board	(35,744)
Less "Board - Foernzler Foundation"	(3,000)
Less Bucheit Travel	(3,000)
Less Check Reclass	(139,000)
Plus: Reversal of Misclass	23,767	$525,091

Accrued Liabilities
Gross Acrrued Liab	$648,901
Less Accrued Compensation	(302,979)
Less AP STI	(287,594)
Plus AP CTI	46,096
Less Accrued Other taxes	(23,345)
Less: Reversal of Misclass	(23,767)	$57,311

Deferred revenue - current		$267,320
Deferred revenue - long term		$591,247
Income Taxes payable		$1,324

Total current liabilities		$1,442,293

Net working capital		$(207,537)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT G

Transferred Employees

Employee

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT H

West Data Center Action

Buyer and ViaWest have previously engaged Environ Corp. to perform Phase 1 Environmental Site Assessments in accordance with ASTM Standard E-1527-05 for the West Data Center property, attached hereto as Attachment 1 (the “WDC Phase 1 Report”).  Based on the WDC Phase 1 Report and the findings discussed therein, Buyer and ViaWest may, if circumstances warrant after discussion with Environ Corp., engage a third party environmental assessment firm to evaluate indoor air quality.  Based on the results of such evaluation (together with the WDC Phase 1 Report), Buyer and ViaWest shall take such further action (including remedial and corrective action) (if any) as required to discharge any obligations imposed by Environmental Laws (it being understood that Buyer and ViaWest shall notify Seller of the results of such evaluation prior to the taking of any such further action).